     As filed with the Securities and Exchange Commission on June 28, 1999.
                                                      Registration no. 333-75913
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                         URBAN JUICE & SODA COMPANY LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER )


             WYOMING                             5149                            APPLIED FOR
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)
       1356 FRANCES STREET                                                 CT CORPORATIONS SYSTEM
     VANCOUVER, B.C. V5L 1Y9                                                  1720 CAREY AVENUE
             CANADA                                                        CHEYENNE, WYOMING 82001
         (800) 656-6050                                                        (800) 362-1228
(ADDRESS AND TELEPHONE NUMBER OF                                     (NAME, ADDRESS AND TELEPHONE NUMBER
REGISTRANT'S PRINCIPAL EXECUTIVE                                            OF AGENT FOR SERVICE)
            OFFICES)

                                   ----------

                                   COPIES TO:

WILLIAM E. VAN VALKENBERG, ESQ.     JENNIFER CUE, CHIEF FINANCIAL OFFICER  DAVID TOYODA, ESQ.
DAREN H. NITZ, ESQ.                 URBAN JUICE & SODA COMPANY LTD.        CATALYST CORPORATE FINANCE LAWYERS
VAN VALKENBERG FURBER LAW           1356 FRANCES STREET                    1100 - 1055 WEST HASTINGS STREET
GROUP P.L.L.C.                      VANCOUVER, B.C.  V5L 1Y9               VANCOUVER, B.C.  V6E 2E9
1325 FOURTH AVENUE, SUITE 1200      CANADA                                 CANADA
SEATTLE, WA 98101-2509    U.S.A.    TELEPHONE:  (800) 656-6050             TELEPHONE:  (604) 443-7016
TELEPHONE:  (206) 464-0460          FACSIMILE:  (604) 253-4501             FACSIMILE:  (604) 443-7000
FACSIMILE:  (206) 464-2857

                                   ----------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement which relates to the continuation of Urban Juice & Soda Company Ltd. ("Urban Canada") from the Province of British Columbia into Urban Juice & Soda Co., a Wyoming corporation ("Urban Wyoming") pursuant to the articles of continuance described herein.

                                   ----------

       If any of these securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|


       If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|


       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


       If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 28, 1999


                         URBAN JUICE & SODA COMPANY LTD.
                        PRELIMINARY INFORMATION CIRCULAR

                                   ----------

                         URBAN JUICE & SODA COMPANY LTD.
                      (A TO-BE-FORMED WYOMING CORPORATION)
                                   PROSPECTUS


       We are furnishing this information circular/prospectus to shareholders of Urban Juice & Soda Company Ltd., a British Columbia corporation (Urban Canada), in connection with our Board of Directors' solicitation of proxies for use at an Extraordinary General Meeting of the shareholders of Urban Canada (the "Meeting"). The Meeting will be held at 1356 Frances Street, Vancouver, British Columbia, on August 27, 1999, at 10:00 a.m., local time for the purposes set forth in this information circular/prospectus and in the accompanying Notice of Extraordinary General Meeting of Shareholders of Urban Canada. This information circular/prospectus is also a prospectus of Urban Juice & Soda Company Ltd., a to-be-formed Wyoming corporation ("Urban Wyoming"), with respect to common shares of Urban Canada that will become common shares of Urban Wyoming upon effectiveness of the continuation of Urban Canada into the State of Wyoming. We intend to accomplish the continuation by filing Articles of Continuance in the State of Wyoming.


       When we effect the continuation, we will continue our legal existence in Wyoming as if we had been originally incorporated under the Wyoming Business Corporation Act and each of our outstanding common shares will be converted from a common share of Urban Canada into a common share of Urban Wyoming.


       In order to become effective, our shareholders must approve the proposed continuation by special resolution. We will accomplish the proposed continuation as soon as we can following approval by our shareholders and once we and others satisfy or waive the other conditions to the continuation.


       This information circular/prospectus and the accompanying form of proxy are first being mailed to our shareholders on or about July 23, 1999.


       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS INFORMATION CIRCULAR/PROSPECTUS IS TRUTHFUL OR COMPLETE.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


       Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This information circular/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


       This information circular/prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents are available upon request from Jennifer L. Cue, Urban Juice & Soda Company Ltd., 1356 Frances Street, Vancouver, British Columbia, Canada V5L 1Y9, telephone
(604) 654-6050. In order to ensure timely delivery of the documents, you should request them at least five business days prior to the Meeting.


       THE DATE OF THIS INFORMATION CIRCULAR/PROSPECTUS IS JUNE 28, 1999.

                                TABLE OF CONTENTS

                                                                                                                 PAGE
                                                                                                                 ----
WHERE YOU CAN FIND MORE INFORMATION...............................................................................7

CONVENTION........................................................................................................7

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS............................................................7

SUMMARY ..........................................................................................................8
         Urban Canada.............................................................................................8
         Corporate Restructuring Prior to Continuation............................................................8
         The Continuation.........................................................................................8
                  Introduction....................................................................................8
                  Continuation Special Resolution.................................................................8
                  Articles Of Continuance........................................................................10
                  Effect Of The Continuation.....................................................................10
                  Appraisal Rights...............................................................................11
                  Conversion Of Shares...........................................................................11
                  Continuing Disclosure Obligation...............................................................11

MARKETS AND MARKET PRICES........................................................................................11
         Common Shares...........................................................................................11
         Common Share Purchase Warrants..........................................................................12

THE EXTRAORDINARY GENERAL MEETING................................................................................12
         Management Solicitation And Appointment Of Proxies......................................................12
         Revocation Of Proxies...................................................................................13
         Record Date; Shareholders Entitled To Vote At The Meeting...............................................13
         Voting Of Shares And Proxies And Exercise Of Discretion By Proxyholders.................................13
                  Voting By Show Of Hands........................................................................13
                  Voting By Poll.................................................................................14
                  Approval Of Resolutions........................................................................14
                  Voting Of Proxies And Exercise Of Discretion By Proxyholders...................................14
         Solicitation Of Proxies.................................................................................14

TAX CONSEQUENCES OF THE CONTINUATION.............................................................................14
         United States Federal Income Tax Consequences...........................................................14
                  U.S. Holders...................................................................................15
                           Controlled Foreign Corporation Considerations.........................................16
                           Passive Foreign Investment Company Considerations.....................................16
                           Foreign Personal Holding Company......................................................16
                           Dissenting Shareholders...............................................................17
                           Urban Canada Warrants.................................................................17
                  United States Taxation of Income, Gains, and Losses............................................17
                  Canadian Holders...............................................................................18
                           Subsequent Sale of  Urban Wyoming Shares..............................................18
                           Receipt of Dividends on Urban Wyoming Shares..........................................18
                           Federal Estate Tax Treatment..........................................................19
         Canadian Income Tax Considerations......................................................................19
                  Nature of Shares of Urban Canada Held by Canadian Shareholders.................................19
                  Pre-Continuation Transaction...................................................................19

                  Shareholder Consequences of Continuation.......................................................20
                           Foreign Reporting.....................................................................20
                           Dissent Proceedings...................................................................20
                           Interest Expense......................................................................21
                  Company Consequences...........................................................................21
                  Tax-Exempt Shareholders........................................................................21

INTEREST OF MANAGEMENT IN THE CONTINUATION.......................................................................22

RIGHTS OF DISSENTING SHAREHOLDERS................................................................................22
         Right Of Dissent........................................................................................22
         Dissent Proceedings.....................................................................................23

RISK FACTORS.....................................................................................................23
         Competition.............................................................................................23
         Dependence on Independent Distributors..................................................................24
         Lack of Profitability...................................................................................24
         Substantial Dependence Upon Single Proprietary Brand....................................................24
         Initial Consumer Acceptance.............................................................................25
         Dependence Upon Key Personnel...........................................................................25
         Limited Operating History as a Proprietary Brand Holder.................................................25
         Risks Related to Expansion of Product Distribution......................................................26
         Product Liability.......................................................................................26
         Dependence on Third-Party or Contract Packers...........................................................26
         Trademarks, Design Marks and Flavor Concentrate Trade Secrets...........................................27
         Seasonality; Inclement Weather..........................................................................27
         Currency Exchange Rate..................................................................................27
         Regulatory Matters......................................................................................27
         Our Information Technology And Computer Controlled Systems May Not Be Year 2000 Compliant...............27

SELECTED FINANCIAL DATA..........................................................................................27

URBAN CANADA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............30
         Overview ...............................................................................................30
         Three Months Ended March 31, 1999 Compared to the Three Months Ended March 31, 1998.....................30
                  Sales .........................................................................................30
                  Cost of Sales..................................................................................30
                  Gross Profit...................................................................................31
                  Expenses.......................................................................................31
                  Other Income (Expenses)........................................................................31
                  Net Loss.......................................................................................31
                  Liquidity and Capital Resources................................................................31
         Impact Of The Year 2000 Computer Problem................................................................32
         Results of Operations...................................................................................32
         Year Ended December 31, 1998 Compared to Year Ended December 31, 1997...................................32
                  Sales .........................................................................................32
                  Cost of Sales..................................................................................32
                  Gross Profit...................................................................................33
                  Expenses.......................................................................................33
                  Other Income (Expenses)........................................................................33
                  Net Loss.......................................................................................34
                  Liquidity and Capital Resources................................................................34

         Quarterly Operating Results; Seasonality................................................................34
         U.S. GAAP Reconciliation................................................................................35

URBAN CANADA BUSINESS............................................................................................36
         Urban Canada............................................................................................36
                  Corporate Structure............................................................................37
                  Company Background.............................................................................37
         The Alternative or New Age Beverage Industry............................................................38
         Business Strategy.......................................................................................39
                  Brand Franchise................................................................................39
                  Distributor Network and Key Accounts...........................................................39
         Brand and Product Development...........................................................................40
                  Market Evaluation..............................................................................40
                  Distributor Evaluation.........................................................................40
                  Production Evaluation..........................................................................40
                  Image and Design...............................................................................40
         Products................................................................................................41
                  Proprietary Brands.............................................................................41
                  Licensed Products..............................................................................42
         Marketing, Sales and Distribution.......................................................................42
         Seasonality.............................................................................................43
         Production..............................................................................................43
                  Contract Packing Arrangements..................................................................43
                  Raw Materials..................................................................................43
                  Quality Control................................................................................43
                  Regulation.....................................................................................44
         Trademarks, Design Marks and Flavor Concentrate Trade Secrets...........................................44
         Competition.............................................................................................45
         Employees...............................................................................................45

MANAGEMENT.......................................................................................................45
         Executive Compensation..................................................................................47
                  Executive Officers.............................................................................47
                  Summary Compensation Table.....................................................................48
                  Compensation Of Directors......................................................................48
                  Direct Remuneration............................................................................48
                  Options, Stock Appreciation Rights And Other Rights To Purchase Securities.....................48
                  Directors' And Officers' Insurance.............................................................49
                  Long-Term Incentive Plans......................................................................49
                  Pension Benefits...............................................................................49
                  Other Benefits.................................................................................50

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS................................................50

MANAGEMENT CONTRACTS.............................................................................................50

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS.......................................................50

DESCRIPTION OF URBAN CANADA CAPITAL STOCK........................................................................50
         Common Shares...........................................................................................50
         Common Share Purchase Warrants..........................................................................51

TRANSFER AGENT AND REGISTRAR.....................................................................................51

SHAREHOLDER'S RIGHTS UNDER THE WYOMING BUSINESS CORPORATION ACT..................................................51
         The Constating Documents................................................................................51
                  Amendments to Constating Documents.............................................................51
         Share Capital...........................................................................................51
         Appointment Of Directors................................................................................52
         Management..............................................................................................52
         Rights Of Shareholders..................................................................................52
         Dissent Rights Under The WBCA...........................................................................53

LEGAL MATTERS....................................................................................................54

EXPERTS .........................................................................................................54

INSERT KPMG FINANCIAL STATEMENTS HERE............................................................................55

APPENDIX A.......................................................................................................56

ARTICLES OF CONTINUANCE..........................................................................................56

APPENDIX B.......................................................................................................57

COMPANY ACT OF BRITISH COLUMBIA..................................................................................57

DIVISION 2 -DISSENT PROCEEDINGS..................................................................................57

INFORMATION NOT REQUIRED IN PROSPECTUS...........................................................................59
         Item 20. Indemnification Of Directors And Officers......................................................59
         Item 21. Exhibits And Financial Statement Schedules.....................................................60
         Item 22. Undertakings...................................................................................61

SIGNATURES.......................................................................................................63

POWER OF ATTORNEY................................................................................................63

EXHIBIT INDEX....................................................................................................65

                       WHERE YOU CAN FIND MORE INFORMATION

       This information circular/prospectus constitutes a part of a Registration Statement on Form S-4 that we filed with the Securities and Exchange Commission (the "Commission") under the Securities Act. This information circular/prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to our company and the shares of common stock offered by this information circular/prospectus, please refer to the Registration Statement. Any statements made in this information circular/prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, we urge you to refer to the copy of such document filed as an exhibit to the Registration Statement otherwise filed with the Commission. All of our statements concerning such documents are qualified in their entirety by such reference.


       We are subject to the informational requirements of the Securities Exchange Act of 1934 (United States), as amended (the "Exchange Act"), as applicable to foreign private issuers, and we file reports and other information with the Commission. You can inspect and copy such information, and the reports and other information filed with the Commission at the Commission's public reference facilities located at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices: 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036-3648. You may also obtain copies of such materials from the Commission at prescribed rates by mailing a request to the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.


                                   ----------

       We have not authorized any dealer, salesperson or other individual to give any information or to make any representations other than those contained in this information circular/prospectus. You may not rely on any such information or representations other than those set forth in this information circular/prospectus. This information circular/prospectus is not an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this information circular/prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.



                                   CONVENTION

       Financial information presented is expressed in Canadian dollars ("$") unless otherwise expressed in United States dollars ("US$"). Except as otherwise noted, financial data in this information circular/prospectus are presented in accordance with generally accepted accounting principles as applied in Canada ("Canadian GAAP").



             CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS




         Certain statements contained in this information circular/prospectus are forward-looking. Such statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," or "anticipate" or the negative thereof or comparable terminology, or by discussions of strategy. We caution you that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by the forward-looking statements contained in this information circular/prospectus. Certain of such risks and uncertainties are discussed under "Risk Factors," beginning on page ** of this information circular/prospectus, and we urge you to carefully consider such factors.

                                     SUMMARY


       The following is a summary of certain information contained elsewhere in this information circular/ prospectus. This summary is not, and is not intended to be, complete by itself. This information circular/prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "risk factors" and elsewhere in this information circular/prospectus. This summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this information circular/prospectus, the appendices attached hereto and the documents referred to herein. We urge you to review carefully all of the information contained in this information circular/ prospectus, the articles of continuance attached hereto as Appendix A and the other appendices attached hereto. Unless the context otherwise requires, all references to "we," "us" and "our" include Urban Canada and its subsidiaries and, as the context requires, Urban Wyoming.


URBAN CANADA


       We manufacture, market and distribute a broad selection of "alternative" or "New Age" beverages. We created in 1994, and launched in 1995, two proprietary brands, JONES SODA CO. "a traditional 90's soda," and WAZU, a natural spring water.


       We were incorporated on December 23, 1986 under the British Columbia Company Act ("BCCA") under the name 2072 Investment Ltd. On September 25, 1987, we changed our name to Republic Aircraft Manufacturing Corporation. On June 9, 1992, we changed our name to International Republic Aircraft Manufacturing Corporation and finally to our present name on May 26, 1993.


CORPORATE RESTRUCTURING PRIOR TO CONTINUATION


       In order to better align the business operations of Urban Canada and its subsidiaries, prior to the effectiveness of the continuation, WAZU Products Ltd. intends to sell the assets used in its U.S. operations to Urban Juice & Soda
(USA) Inc. for proceeds equal to the fair market value of the assets.


THE CONTINUATION


    INTRODUCTION


       Our management is proposing that our corporate existence be continued out of British Columbia into the State of Wyoming, the result of which will be that we will cease to be a British Columbia company governed by the provisions of the BCCA and will become a Wyoming company governed by the provisions of the Wyoming Business Corporations Act ("WBCA").


       Our management believes that the continuation into a United States jurisdiction will provide us with potential business and tax benefits.


       To accomplish the continuation, we will adopt and file Articles of Continuance (the "Articles of Continuance") prepared in accordance with the WBCA with the Secretary of State of Wyoming that will replace our current Memorandum and Articles (the "British Columbia Memorandum and Articles"). A copy of the proposed Articles of Continuance, may be reviewed at our solicitors' office, Catalyst Corporate Finance Lawyers, 1100 - 1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9 at any time during normal business hours.


    CONTINUATION SPECIAL RESOLUTION


       Under the BCCA, the approval of the shareholders must be by a special resolution. At the Meeting of shareholders, our management will ask you to approve the continuation by special resolution. We will also seek your consent to not proceed with the continuation in the event that the special resolution is passed by the shareholders at the Meeting and we subsequently conclude that it would not be in our best interests to proceed. The following continuation special resolution will be presented at the Meeting for approval.


       The following "Continuation Special Resolution" authorizes us to proceed with the continuation into the State of Wyoming.


       "WHEREAS Urban Canada proposes to continue out of British Columbia and the provisions of the British Columbia Company Act ("BCCA") and into the State of Wyoming and the provisions of the Wyoming Business Corporations Act ("WBCA");


       AND WHEREAS the directors and officers wish to secure such general and specific approvals for the continuation as may be required to comply with the BCCA, the WBCA, the British Columbia and Ontario Securities Acts and the policies of the Vancouver Stock Exchange (the "VSE");

       AND WHEREAS management may subsequently decide that it is not in the best interests of Urban Canada to proceed with such matters;

       RESOLVED, as a Special Resolution, that:

           (i) Urban Canada be authorized to make application to the British Columbia Registrar, the Secretary of State of the State of Wyoming (the "Secretary of State") and the VSE for consent and approval of the proposed continuation of Urban Canada into Wyoming;

           (ii) Urban Canada be hereby authorized to make application to the Secretary of State for a Certificate of Continuation continuing Urban Canada as if it had been originally incorporated under the WBCA;

           (iii) Urban Canada adopt the Articles of Continuance (the "Articles of Continuance") in the form approved by the directors of Urban Canada, to become effective when the Secretary of State issues a Certificate of Continuation continuing Urban Canada as if it had been originally incorporated under WBCA;

           (iv) upon the continuation of Urban Canada into the State of Wyoming, Urban Canada be hereby authorized to file with the British Columbia Registrar a certified copy of the Wyoming Certificate of Continuation issued by the Secretary of State and request that the British Columbia Registrar remove Urban Canada from the register in British Columbia;

           (v) the directors of Urban Canada be hereby authorized, in their discretion, to abandon or amend the application for continuation of Urban Canada under the WBCA without further approval of the shareholders; and

           (vi) the directors and officers of Urban Canada, or any one of them, be hereby authorized and directed to perform all such acts, deeds and things and execute, under the seal of Urban Canada or otherwise, all such documents, agreements and other writings as may be required to give effect to the true intent of this resolution."

    ARTICLES OF CONTINUANCE

         The Articles of Continuance filed by Urban Canada with the Wyoming Secretary of State will contain:

            (i) a certified copy of its original articles of incorporation and all amendments thereto or its equivalent basic corporate charter or other authorization;

            (ii) the name of the corporation and the jurisdiction under the laws of which it is incorporated;

            (iii) the date of incorporation and the period of duration of the corporation;

            (iv)  the address of the principal office of the corporation;

            (v) the address of the proposed registered office of the corporation in the state of Wyoming and the name of its proposed registered agent in the state of Wyoming at the address;

            (vi) the purpose or purposes of the corporation which it proposes to pursue in the transaction of business in the State of Wyoming;

            (vii) the name and respective business address of the directors and officers of the corporation;

           (viii) a statement of the aggregate number of shares or other ownership units which the corporation has authority to issue, itemized by classes, par value of shares, shares without par value and series, if any, within a class;

            (ix) a statement of the aggregate number of issued shares or other ownership units itemized by classes, par value of shares, shares without par value and series, if any, within a class;

            (x) such additional information concerning capital structure or financial status as the Secretary of State deems necessary to establish fees;

            (xi) a statement that the corporation accepts the condition of the state of Wyoming in compliance with the requirements of
                  Article 10, Section 5 of the Wyoming Constitution;

            (xii) any additional information necessary or appropriate to enable the Secretary of State to determine whether the corporation is entitled to a certificate of registration evidencing its authority to transact business in the state of Wyoming and to determine and to access any fees and taxes under the laws of the State of Wyoming; and

           (xiii) any additional information permitted in Articles of Incorporation under W.S. 17-16-202.

    EFFECT OF THE CONTINUATION

       The continuation will not result in any change in our business or assets, liabilities, net worth or management, nor will the continuation impair any of our creditors' rights. A particular shareholder's holding will not change. The continuation is not, in itself, a corporate reorganization, amalgamation or merger.

       On the completion of the continuation, we will become Urban Wyoming subject to the provisions of the WBCA. As Urban Wyoming we will establish a registered office in Wyoming and upon consummation of the continuation, we will file a Current Report on Form 8-K with the Commission to reflect the continuation for the purposes of Section 15(d) of the Exchange Act.


    APPRAISAL RIGHTS


       The continuation gives rise to a right of dissent (see "Rights of Dissenting Shareholders"). If the continuation is approved at the Meeting, and we go forward with the continuation, shareholders who comply with the provisions of Section 207 of the BCCA, a copy of which is attached as Appendix B to this information circular/ prospectus, will be entitled to receive payment for their shares in accordance with such section. This could have an adverse effect on our cash flow. See "Rights of Dissenting Shareholders."


    CONVERSION OF SHARES

       The current share certificates representing our common shares will be deemed to represent an equivalent number of shares of Urban Wyoming common stock without further act on the part of our shareholders. You will not have to exchange any share certificates. We will issue new certificates representing shares of Urban Wyoming common stock upon transfers of common shares or at your request.


    CONTINUING DISCLOSURE OBLIGATION

       Notwithstanding the continuation, we will remain a "reporting issuer" in British Columbia and Ontario and as such we will continue to be obligated to prepare and issue news releases in British Columbia and Ontario, file material change reports with the British Columbia Securities Commission ("BCSC") and the Ontario Securities Commission, prepare, file and provide to shareholders unaudited quarterly and audited annual financial statements, and otherwise comply with the British Columbia Securities Act and Ontario Securities Act, where applicable. Our insiders (existing and future) will continue to be subject to the insider trading and reporting requirements of the British Columbia Securities Act and the Ontario Securities Act.




                            MARKETS AND MARKET PRICES


COMMON SHARES


         Our common shares are currently traded on the Vancouver Stock Exchange (the "VSE") under the symbol "UJS". Our common shares are also quoted on the OTC Bulletin Board. We have not made any application to list the common shares on any other exchange. The following table sets forth the high and low closing sale prices, as reported by the VSE, of the common shares for the calendar quarters indicated.

                                                              HIGH            LOW
                                                              ----            ---
 1997:
 First quarter......................................          2.55            1.44
 Second quarter.....................................          2.50            1.45
 Third quarter......................................          1.90            1.30
 Fourth quarter.....................................          1.35            0.69

 1998:
 First quarter......................................          1.10             .73
 Second quarter.....................................          1.34             .83
 Third quarter......................................          1.15            0.42
 Fourth quarter.....................................          0.56            0.40

 1999:
 First quarter......................................          0.90            0.45
 Second quarter through June 8......................          1.35            0.76


         As of June 11, 1999, there were 18,660,914 common shares issued and outstanding. At such date, there were 173 record holders of such common shares within the United States who collectively held 6,141,326, or approximately 33%, of the total number of issued and outstanding common shares.


COMMON SHARE PURCHASE WARRANTS


       As of June 11, 1999 we had warrants outstanding to purchase an aggregate of 2,610,567 of our common shares. We issued two-year warrants to purchase 40,000 common shares in connection with a bank loan that closed on June 18, 1998. The exercise price of these warrants was $1.00 per share until June 18, 1999 and is now$1.15 per share until June 18, 2000. We also issued two-year warrants to purchase 914,000 common shares in connection with a private placement of common shares that closed on December 9, 1998. The exercise price of these warrants is $0.60 per share. Finally, in connection with a private placement of our common shares that closed on May 4, 1999 we issued warrants to purchase 1,755,377 common shares, with each two warrants exercisable for one of our common shares, at an aggregate exercise price of $0.75 per share until May 4, 2000 and $0.90 per share until May 4, 2000. There is no trading market for the warrants and we do not intend to request the listing of the warrants on any exchange prior to or at the time of the continuation.



                        THE EXTRAORDINARY GENERAL MEETING


       This information circular/prospectus is being furnished to our shareholders in connection with the solicitation by our Board of Directors of proxies for the Meeting. The Meeting will be held at 1356 Frances Street, Vancouver, British Columbia, at 10:00 a.m. local time on August 27, 1999, and at any adjournment or postponement thereof. The approximate date of mailing this information circular/prospectus and the accompanying proxy card to our shareholders is July 23, 1999.


MANAGEMENT SOLICITATION AND APPOINTMENT OF PROXIES


         THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY ARE NOMINEES OF OUR MANAGEMENT. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR AND ON THE SHAREHOLDER'S BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED AS PROXYHOLDERS IN THE ACCOMPANYING FORM OF PROXY. TO EXERCISE THIS RIGHT, THE SHAREHOLDER MUST EITHER:


           (a) ON THE ACCOMPANYING FORM OF PROXY, STRIKE OUT THE PRINTED NAMES OF THE INDIVIDUALS SPECIFIED AS PROXYHOLDERS AND INSERT THE NAME OF THE SHAREHOLDER'S NOMINEE IN THE BLANK SPACE PROVIDED; OR

           (b) COMPLETE ANOTHER PROPER FORM OF PROXY.


       TO BE VALID, A PROXY MUST BE DATED AND SIGNED BY THE SHAREHOLDER OR BY THE SHAREHOLDER'S ATTORNEY AUTHORIZED IN WRITING. IN THE CASE OF A CORPORATION, THE PROXY MUST BE SIGNED BY A DULY AUTHORIZED OFFICER OF OR ATTORNEY FOR THE CORPORATION.


       THE COMPLETED PROXY, TOGETHER WITH THE POWER OF ATTORNEY OR OTHER AUTHORITY, IF ANY, UNDER WHICH THE PROXY WAS SIGNED OR A NOTARIALLY CERTIFIED COPY OF THE POWER OF ATTORNEY OR OTHER AUTHORITY, MUST BE DELIVERED TO PACIFIC CORPORATE TRUST COMPANY, OF SUITE 830 - 625 HOWE STREET, VANCOUVER, BRITISH COLUMBIA, V6C 3B8, AT LEAST 48 HOURS (EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS) BEFORE THE TIME THAT THE MEETING IS TO BE RECONVENED AFTER
ANY ADJOURNMENT OF THE MEETING.


REVOCATION OF PROXIES

       A shareholder who has given a proxy may revoke it at any time before the proxy is exercised:

         (a)  by an instrument in writing that is:


              (i) signed by the shareholder, the shareholder's attorney
                  authorized in writing or, where the shareholder is a corporation, a duly authorized officer or attorney of the corporation; and


             (ii) delivered to Pacific Corporate Trust Company of Suite 830 -
                  625 Howe Street, Vancouver, British Columbia V6C 3B8 or to the registered office of Urban Canada at Suite 1100 - 1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9 at any time up to and including the last business day preceding the day of the Meeting or any adjournment of the Meeting, or delivered to the Chairperson of the Meeting on the day of the Meeting or any adjournment of the Meeting before any vote on a matter in respect of which the proxy is to be used has been taken; or

         (b) in any other manner provided by law.


RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE AT THE MEETING


       Holders of our common shares of record on or as of the close of business on July 22, 1999, the Record Date, will be entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. As of the Record Date, there were outstanding _____________ of our common shares.


       Shareholders should not forward any stock certificates with their proxy cards. If the continuation is consummated, certificates representing our common shares will be deemed to represent shares of Urban Wyoming common stock.


       To the knowledge of our directors and senior officers, no person beneficially owns, directly or indirectly, or exercises control or direction over, shares carrying more than 10% of the voting rights attached to all outstanding shares of Urban Canada.


VOTING OF SHARES AND PROXIES AND EXERCISE OF DISCRETION BY PROXYHOLDERS

    VOTING BY SHOW OF HANDS

       Voting at the Meeting generally will be by a show of hands, with each shareholder present in person being entitled to one vote.

    VOTING BY POLL


       On any poll, the persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed and, where directions are given by the shareholder in respect of voting for or against any resolution, will do so in accordance with such direction.


    APPROVAL OF RESOLUTIONS

       To approve a motion for an ordinary resolution, a simple majority of the votes cast in person or by proxy will be required; to approve a motion for a special resolution, a majority of not less than 75% of the votes cast in person or by proxy will be required.

    VOTING OF PROXIES AND EXERCISE OF DISCRETION BY PROXYHOLDERS

       A shareholder may indicate the manner in which the persons named in the accompanying form of proxy are to vote with respect to a matter to be acted upon at the Meeting by marking the appropriate space. IF THE INSTRUCTIONS AS TO VOTING INDICATED IN THE PROXY ARE CERTAIN, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED OR WITHHELD FROM VOTING IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN IN THE PROXY.


       IF NO CHOICE IS SPECIFIED IN THE PROXY WITH RESPECT TO A MATTER TO BE ACTED UPON, THE PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO THAT MATTER UPON THE PROXYHOLDER NAMED IN THE ACCOMPANYING FORM OF PROXY. IT IS INTENDED THAT THE PROXYHOLDER NAMED BY MANAGEMENT IN THE ACCOMPANYING FORM OF PROXY WILL VOTE THE SHARES REPRESENTED BY THE PROXY IN FAVOR OF EACH MATTER IDENTIFIED IN THE PROXY.


       The accompanying form of proxy also confers discretionary authority upon the named proxyholder with respect to amendments or variations to the matters identified in the accompanying Notice of Meeting and with respect to any other matters which may properly come before the Meeting. As of the date of this information circular/prospectus, we are not aware of any such amendments or variations, or any other matters, that will be presented for action at the Meeting other than those referred to in the accompanying Notice of Meeting. If, however, other matters that are not now known to management properly come before the Meeting then the persons named in the accompanying form of proxy intend to vote on them in accordance with their best judgment.


SOLICITATION OF PROXIES

       It is expected that solicitations of proxies will be made primarily by mail and possibly supplemented by telephone or other personal contact by our directors, officers and employees without special compensation. We may reimburse shareholders' nominees or agents (including brokers holding shares on behalf of clients) for the costs incurred in obtaining authorization to execute forms of proxy from their principals. We will bear any costs of solicitation of proxies.


                      TAX CONSEQUENCES OF THE CONTINUATION



UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


       This summary of the principal United States federal income tax consequences of the continuation applies to U.S. persons (U.S citizens and resident aliens, corporations and partnerships organized under the laws of the United States or any state thereof, estates subject to the U.S. federal income tax on their income regardless of source and trusts subject to the primary supervision of a court within the United States and control by a U.S. fiduciary) (hereinafter, "U.S. Holders") who own common shares of Urban Canada as capital assets on the date of this information circular/prospectus. U.S. persons who own interests in Urban Canada indirectly through one or more non-U.S. entities or in carrying on business outside the United States through a permanent establishment or fixed place of business or U.S. persons who hold an interest in Urban Canada other than as a common shareholder should consult with their tax advisors.

       This summary also describes the U.S. federal income tax consequences of the continuation to persons resident in Canada (hereinafter "Canadian Holders") under the Canadian Income Tax Act ("the Act"). The discussion is limited to the U.S. federal income tax consequences to Canadian Holders of their ownership and disposition of the common shares of Urban Canada as a result of the continuation and assumes the Canadian Holders have no other U.S. assets or activities.


       This summary is based upon the facts set out in the information circular/prospectus and upon certain additional information possessed by our management and upon certain representations of our management. This discussion is also based upon the United States Internal Revenue Code of 1986 ("the Code") as amended, together with the Regulations thereunder, the Canada -United States Income Tax Convention, 1980 and subsequent Protocols ("the Treaty") and judicial and administrative interpretations as of the date of this information circular/prospectus. This discussion does not consider the potential effects, both adverse and beneficial, of any recently proposed legislation, which if enacted, could be applied possibly on a retroactive basis at any time. There can be no assurance that new legislation with retroactive effect will not be introduced or that judicial or administrative interpretations may not change in a way that will materially change the United States Federal income tax consequences described in this summary. We have not requested an advance income tax ruling from the Internal Revenue Service , nor have we sought a legal opinion on any U.S. tax aspect of the continuation.


       This summary is not intended to address all provisions of the Code that may be relevant to a particular shareholder. No attempt has been made to address the United States income tax consequences of the continuation to U.S. Holders who have special status under the Code or the Act (for example, financial institutions, insurance companies, tax exempt organizations, broker-dealers or dual-residents of the U.S. and Canada), to U.S. citizens or U.S. resident aliens resident in Canada or to non-U.S. persons who are not resident in Canada. This summary does not address the U.S. federal income tax consequences to a person of the ownership, exercise or disposition of any compensatory options. In addition, this summary does not address the U.S. federal income tax consequences to a U.S. Holder that owns or owned during a five-year lookback period, 10% or more of Urban Canada's voting shares.


       This summary does not comment on state and local income tax consequences of the continuation because it is impractical to consider the state and local tax rules of each jurisdiction in which a particular U.S. Holder may be resident.


       THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. U.S. HOLDERS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC UNITED STATES FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE CONTINUATION TO THEIR OWN CIRCUMSTANCES.


    U.S. HOLDERS


       The continuation of Urban Canada to the United States into the post-continuation company, Urban Wyoming, should be treated for U.S. federal income tax purposes as a tax-free reorganization. Generally, no gain or loss would be recognized to a U.S. Holder upon the continuation. A U.S. Holder's adjusted basis in the shares of Urban Wyoming received in the exchange would be equal to the U.S. Holders adjusted basis in the shares of Urban Canada surrendered in the exchange.


       A U.S. Holder who sells or exchanges shares of a foreign corporation, such as the shares of Urban Canada, in transactions such as those undertaken in the continuation that are otherwise tax-free for U.S. income tax purposes, may be required to recognize gain , as provided in Regulations. However, Regulations that uphold non-recognition treatment to U.S. Holders who own less than 10% of the total voting power of the shares of the foreign corporation should be applied to the continuation. Management has represented that no U.S. Holders of Urban Canada own 10% or more of the total voting power of the shares of Urban Canada. Non-recognition treatment is conditioned upon a U.S. Holder filing a notice under Reg. 1.367(b)-1(c)(1) containing prescribed information on or before the last day for filing a U.S. income tax return (taking timely extensions into account) for the year of the exchange. This notice must be filed with the district director with whom the U.S. Holder is required to file a U.S. federal income tax return for the year of exchange.


       U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPROPRIATE FILING REQUIREMENT WITH RESPECT TO THE SALE OR EXCHANGE OF URBAN CANADA'S SHARES.


       CONTROLLED FOREIGN CORPORATION CONSIDERATIONS


       If more than 50% of the voting power of all classes of shares or of the total value of the shares of Urban Canada is owned, directly, indirectly, or constructively, by citizens or residents of the United States, U.S. domestic partnerships and corporations or estates or trusts other than foreign estates or trusts, each of whom owns 10% or more of the total combined voting power of all classes of shares of Urban Canada ("U.S. Shareholders"), Urban Canada will be treated as a controlled foreign corporation under Subpart F of the Code. This classification would have many complex results, including the required inclusion by such U.S. Shareholders in income of their pro rata shares of the "Subpart F income" (as specifically defined by the Code) of Urban Canada. Further, if Urban Canada is deemed to be a controlled foreign corporation, U.S. Shareholders may be subject to U.S. income tax on their pro rata shares of the increase in the average amounts of U.S. property held by Urban Canada as of the close of each quarter of the taxable year, provided there is non-previously taxed earnings and profits to support the inclusion.


       In addition, under Section 1248 of the Code, gain from the sale or exchange of shares of Urban Canada by a holder who is or was a U.S. Shareholder at any time during the five-year period ending with such sale or exchange would be treated as dividend income and taxed at ordinary income rates to the extent of earnings and profits of Urban Canada attributable to the stock sold or exchanged.


       If Urban Canada is both a passive foreign investment company (as defined below) and a controlled foreign corporation, Urban Canada generally will not be treated as a passive foreign investment company with respect to the U.S. Shareholders.


       We do not believe that Urban Canada is a controlled foreign corporation.


       PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS


       The Company would generally be classified as passive foreign investment company ("PFIC") for any taxable year during which either 75 percent or more of our gross income is passive income or the average quarterly value of our assets which produce or are held for the production of passive income for such taxable year equals or exceeds 50 percent of the average quarterly value of our total assets for the year. Classification of Urban Canada as a PFIC at any time during a particular U.S. Holder's holding period may result in a number of unfavorable U.S. income tax consequences including recognition of gain on the disposition of Urban Canada shares, including recognition of gain on the continuation of Urban Canada to the United States, taxation of that gain at rates applicable to ordinary income and an imposition of an interest charge on taxes apportioned to prior years in the U.S. Holder's holding period for his Urban Canada shares.


       We do not believe that Urban Canada satisfies either of the tests for PFIC status in this year or that it has satisfied either test in any previous year.


       FOREIGN PERSONAL HOLDING COMPANY


       Urban Canada may be classified as a foreign personal holding company ("a FPHC") for U.S. federal income tax purposes if both of the following tests are satisfied: (i) at any time during Urban Canada's taxable year, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (under certain attribution rules) more than 50% of all classes of Urban Canada's shares measured by voting power or value ("the FPHC Ownership Test") and (ii) Urban Canada receives at least 60% (50% in subsequent years) of its gross income (regardless of source), as specifically adjusted, from certain passive sources ("the FPHC Income Test").


       If Urban Canada were to be classified as a FPHC, a portion of our "undistributed foreign personal holding company income" (as defined for U.S. federal income tax purposes) would be allocated to all of our U.S. shareholders who are U.S. Holders on the last day on which Urban Canada is classified as a FPHC (or the last day of Urban Canada's taxable year if earlier). Such income would be includable in a U.S. Holder's gross income as a dividend for U.S. federal income tax purposes. U.S. Holders who dispose of their common shares prior to such date (i.e., the last day of Urban Canada's taxable year or the date on which Urban Canada is last classified as a FPHC) would not be subject to tax under these rules.


       We do not believe that Urban Canada satisfies either the FPHC Ownership Test or the FPHC Income Test.


       DISSENTING SHAREHOLDERS


       U.S. Holders who exercise their right of dissent and who receive cash in exchange for their common shares of Urban Canada would recognize gain or loss. Gain or loss would ordinarily be treated as U.S. source capital gain or capital loss and would be measured as the difference between the money and the fair market value of other property received in exchange for the shares and the adjusted basis of the shares surrendered.


       URBAN CANADA WARRANTS


       A U.S. Holder who holds warrants enabling such person to acquire common shares of Urban Canada should not recognize gain or loss as a result of the change in entitlement to acquire common shares of Urban Wyoming as a result of the continuation. In addition, a U.S. Holder who purchases Urban Wyoming shares pursuant to a warrant will not recognize any gain or loss on such a purchase and will have an adjusted tax basis in Urban Wyoming shares equal to the aggregate of the purchase price of the warrants and the purchase price of Urban Wyoming shares acquired pursuant to the warrants.


    UNITED STATES TAXATION OF INCOME, GAINS, AND LOSSES


       Distributions made by Urban Wyoming to U.S. Holders of Urban Wyoming shares would ordinarily be treated as dividends to the extent of Urban Wyoming's current and accumulated earnings and profits. Dividend income is treated as ordinary income. The maximum federal income tax rate on ordinary income of individuals is currently 39.6 percent.


       A corporate U.S. Holder who receives a dividend from Urban Wyoming will be allowed a dividends received deduction from its taxable income in an amount equal to 70% of the dividend received if the corporate U.S. Holder owns less than 20% of the voting power and the value of the shares of Urban Wyoming. A corporate U.S. Holder who has an ownership percentage of at least 20% but less than 80% of the voting power and value of shares of Urban Wyoming will receive a dividends received deduction in the amount of 80% of the dividends received. A corporate U.S. Holder that owns 80% or more of the voting power and value of the shares of Urban Wyoming will be allowed a dividends received deduction equal to 100% of the dividend received from Urban Wyoming.


       Distributions in excess of Urban Wyoming's current and accumulated earnings and profits would generally be tax-free to the extent of the U.S. Holder's adjusted basis in their Urban Wyoming shares but would reduce the adjusted basis by the same amount.


       U.S. Holders who hold their Urban Wyoming shares as a capital asset and who either dispose of their Urban Wyoming shares at a gain or who receive distributions in excess of Urban Wyoming's earnings and profits and adjusted basis would generally recognize a capital gain. Under current U.S. law, the net long term capital gains (assets held in excess of 12 months) of individuals are subject to a maximum federal income tax rate of 20 percent. Net short-term capital gains are taxed at the marginal tax rates for ordinary income. (For individuals the maximum marginal rate is 39.6% and for corporations the maximum marginal rate is 35%.)


       In order to determine the appropriate capital gains tax rate, U.S. Holders, who are individuals, would need to determine the holding period of their Urban Wyoming shares (i.e., the period of time that the U.S. Holder has owned the Urban Wyoming shares). In determining the holding period of the Urban Wyoming shares, the U.S.

Holder would include the period during which the shares of Urban Canada were held by the U.S. Holder.


       For corporations, capital gains and ordinary income are taxed at the maximum federal income tax rate of 35 percent.


       Capital losses are generally deductible only to the extent of capital gains. In the case of taxpayers other than corporations, $3,000 ($1,500 in the case of a married person filing a separate return) of capital losses are deductible against ordinary income annually. In the case of individuals and other non-corporate taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations. In the case of corporations, capital losses that are not currently deductible may generally be carried back to each of the three years preceding the loss year and forward to each of the five years succeeding the loss year, subject to certain limitations.


    CANADIAN HOLDERS


       A Canadian Holder would not generally be subject to United States federal income tax or reporting requirements on gain (if any) recognized as a result of the continuation.


       U.S. non-recognition treatment is mandatory rather than elective and would result in the Canadian Holders receiving a U.S. federal income tax adjusted cost basis in the Urban Wyoming shares acquired pursuant to the exchange that is the same as the U.S. adjusted basis of their shares of Urban Canada surrendered.


       Canadian Holders will not be subject to U.S. income tax on account of cash received on payments made pursuant to the dissent provisions of the continuation.


       SUBSEQUENT SALE OF URBAN WYOMING SHARES


       A Canadian Holder would not generally be subject to United States federal income tax on gain recognized on the sale or other disposition of Urban Wyoming shares, unless the Urban Wyoming shares constitutes a United States real property interest at the time of disposition and the Canadian Holder is a "5 percent shareholder". A Canadian Holder who beneficially owns or owned more than five percent of the total fair market value of Urban Wyoming's regularly traded shares, either at the time of disposition or at any time in the five-year period ending on the disposition date would be a 5 percent shareholder. Gain recognized by a 5 percent shareholder would ordinarily be subject to United States tax unless the Canadian 5 percent shareholder establishes in a prescribed manner that Urban Wyoming is not a United States real property interest, (i.e., that the fair market value of Urban Wyoming's United States real property interests is and was less than 50 percent of the fair market value of the sum of all of its trade or business assets, its real properties located outside the United States and its United States real property interests, both at the time of disposition and at any time in the five year period ending on the disposition date).


       We believe that Urban Wyoming will not be a U.S. real property interest.


       RECEIPT OF DIVIDENDS ON URBAN WYOMING SHARES


       Distributions made by Urban Wyoming to Canadian Holders of Urban Wyoming shares would ordinarily be treated as U.S. source dividends to the extent of Urban Wyoming's current and accumulated earnings and profits. Canadian Holders would generally be subject to 15 percent U.S. non-resident withholding tax (with no allowance for deductions), except in the case of a Canadian corporation that owns at least 10 percent of the Urban Wyoming voting shares, in which case the U.S. non-resident withholding tax rate is reduced to 5 percent pursuant to the Treaty.


       Distributions in excess of Urban Wyoming's current and accumulated earnings and profits would generally be tax-free to the extent of the Canadian Holder's adjusted basis in their Urban Wyoming shares but would reduce the adjusted basis by the same amount. Distributions in excess of Urban Wyoming's earnings and profits and adjusted basis would generally give rise to a capital gain, treated in the manner described in, "Subsequent Sale of Urban Wyoming Shares", above.

       FEDERAL ESTATE TAX TREATMENT


       Shares and warrants of Urban Wyoming held by an individual Canadian Holder at the time of death are U.S. situs assets and are potentially subject to United States federal estate tax. A non-resident of the United States is eligible for an effective U.S.$60,000 exemption amount on U.S. situs assets. Estates with U.S. situs assets in excess of U.S.$60,000 are subject to estate tax rates ranging from 26% to 55%. A number of relieving provisions are available under the Treaty, including a potentially enhanced effective exemption amount, a limited marital credit and, depending upon the circumstances, a Canadian foreign tax credit for all or a portion of any U.S. estate taxes paid. As well, individual Canadian Holders whose world-wide gross estates (computed under U.S. tax rules) are limited to U.S.$1.2 million or less are subject to U.S. estate tax only on properties the disposition of which would be subject to U.S. income tax under the provisions of the Treaty.


CANADIAN INCOME TAX CONSIDERATIONS


       Thorsteinssons, our Canadian tax counsel, has advised that the following general summary fairly describes the principal Canadian federal income tax consequences of the proposed continuation of Urban Canada to Wyoming to our shareholders who are resident in Canada, who own, either alone or together with related persons, less than 10% of the shares of Urban Canada, and to whom shares of Urban Canada constitute capital property for the purposes of the INCOME TAX ACT (Canada) (the "Act"). Other shareholders of the Company should consult their own tax advisors as the tax consequences to them of the proposed continuation are beyond the scope of this summary.


       This summary is based upon the current provisions of the Act, the regulations therein (the "Regulations"), any proposed amendments to the Act or Regulations (the "Proposed Amendments") previously announced by the Federal Minister of Finance and counsel's understanding of the current administrative and assessing policies of Revenue Canada, Customs, Excise and Taxation. This description is not exhaustive of all possible Canadian federal income tax consequences and does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action other than the Proposed Amendments, nor does it take into account provincial or foreign tax considerations which may differ significantly from those discussed herein.


       THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. ACCORDINGLY, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE CANADIAN INCOME TAX CONSEQUENCES TO THEM OF THE PROPOSED CONTINUATION.


    NATURE OF SHARES OF URBAN CANADA HELD BY CANADIAN SHAREHOLDERS


       The shares of Urban Canada will generally constitute "capital property" to a Canadian shareholder, unless the shareholder is a trader or dealer in securities or is engaged in an adventure in the nature of trade with respect to the shares. Certain individual shareholders resident in Canada whose shares of Urban Canada might not otherwise qualify as "capital property" may be entitled to obtain such qualification by disposing of their shares before the time of the continuation and making an irrevocable election under subsection 39(4) of the Act. After the continuation, the shares of Urban Canada will no longer constitute Canadian securities for purposes of the subsection 39(4) election. ANY INDIVIDUALS CONTEMPLATING MAKING AN ELECTION UNDER SUBSECTION 39(4) OF THE ACT SHOULD CONSULT THEIR TAX ADVISORS AS THE ELECTION WILL AFFECT THE CANADIAN INCOME TAX TREATMENT OF THE DISPOSITION OF THE SHAREHOLDER'S OTHER CANADIAN SECURITIES.


    PRE-CONTINUATION TRANSACTION


       Before the Continuation, WAZU Products Ltd. ("WAZU"), a subsidiary of Urban Canada, will sell the assets used in its U.S. operations to Urban Juice and Soda Company Ltd. for proceeds of disposition equal to the fair market value of its assets. WAZU will realize a gain on the sale equal to the amount by which the proceeds exceed the tax cost of its assets. WAZU may deduct any non-capital losses available for carry-forward from the gain in computing its taxable income for the year in which the sale takes place.


       As of the date of this information circular/prospectus, with respect to the fair market value and the tax cost of the assets to be sold by WAZU, and the non-capital losses available to be carried forward by WAZU, we do not believe WAZU will incur tax liability as a result of the sale.


    SHAREHOLDER CONSEQUENCES OF CONTINUATION


       The continuation of Urban Canada into Wyoming will not constitute a taxable event for our Canadian shareholders. Canadian shareholders will continue to hold their shares at the same adjusted cost base as before the continuation.


       Any dividends paid by us to our Canadian shareholders after Urban Canada's continuation into Wyoming will no longer be eligible for the dividend tax credit provided under the Act. Under the Canada-US Income Tax Convention (the "Treaty") the US tax that may be withheld from dividends paid by us to our Canadian shareholders after Urban Canada's continuation into Wyoming will be limited to a maximum rate of 15%. Canadian shareholders may claim a foreign tax credit or a deduction in computing their taxable income for US tax withheld on dividends paid by Urban Canada.


        FOREIGN REPORTING


       A Canadian resident is required under the Act to report his or her foreign property holdings if the aggregate cost amount of such holdings exceeds $100,000. Following the continuation, the shares of Urban Canada will constitute foreign property for the purposes of this rule and their "cost amount" will count towards the calculation of the $100,000 threshold.


        DISSENT PROCEEDINGS


       If a shareholder initiates formal "dissent" proceedings in respect of the proposed continuation, Urban Canada will be required to purchase the dissenting shareholder's shares for a cash payment (the "Redemption Proceeds") equal to the "fair value" of the shares. The Redemption Proceeds will generally be treated as a dividend to the extent that such proceeds exceed the paid-up capital of the purchased shares. The balance of the Redemption Proceeds (i.e., the amount equal to the paid-up capital of the purchased shares) will be treated as proceeds of disposition of the shares for the purpose of computing the shareholder's capital gain or loss. Consequently, the dissenting shareholder will realize a capital gain (or loss) to the extent that the paid-up capital of the shares exceeds (or is exceeded by) the shareholder's adjusted cost base of the shares.


       A dissenting shareholder that is a private corporation or a subject corporation, as those expressions are defined in the Act, will be liable to pay a 33 1/3% tax under Part IV of the Act on the Redemption Proceeds to the extent that they are treated as a dividend. A private corporation is, generally, one that is not public and is not controlled by one or more public companies and a subject corporation is one that is not private and is controlled by or for the benefit of one or more individuals.


       If the dissenting shareholder is a public corporation resident in Canada, the full amount of the Redemption Proceeds may be treated as proceeds of disposition with the result that no dividend will be deemed to have been paid to the shareholder and any gain or loss realized by the dissenting shareholder will be determined by reference to the full amount of the Redemption Proceeds.


       Any capital loss arising on the exercise of dissent rights by a corporate shareholder of Urban Canada will be reduced by the amount of dividends received or deemed to have been received, including any deemed dividend arising from the exercise of dissent rights, on the purchased shares where the period of ownership of such shares was less than 365 days or where the corporate holder (together with persons with whom it did not deal at arm's length) held more than 5% of the issued shares of any class of Urban Canada at the time the dividends were received or deemed to have been received.

        INTEREST EXPENSE


       Interest incurred on money borrowed to purchase shares of Urban Canada will continue to be deductible by the shareholder after its continuation to Wyoming when paid or payable, depending on the method regularly followed by the shareholder. Interest will remain deductible only as long as the shareholder continues to own the shares of Urban Canada or uses the borrowed funds to earn income from a business or property. Compound interest is deductible only when paid.


    COMPANY CONSEQUENCES


       Once we have been granted a Certificate of Continuation (or similar constitutional documents) from Wyoming, Urban Canada will be deemed to have been incorporated in Wyoming at that time for purposes of the Act and will cease to be a resident of Canada.


       The "corporate emigration" rules under the Act will apply upon the continuation of Urban Canada to Wyoming. Accordingly, we will be deemed to have had a taxation year ended immediately before being granted a Certificate of Continuation in Wyoming. Each property owned by us immediately before the deemed year end will be deemed to have been disposed of for proceeds of disposition equal to that property's fair market value. Any gains or losses derived from this deemed disposition of property will be taken into account when determining the amount of our taxable income for the fiscal period which ends immediately before Urban Canada's continuation into Wyoming. The amount of any taxable income so determined will be subject to tax in accordance with the provisions of the Act.


       As of the date of this information circular/prospectus, with respect to the fair market value and tax cost of each property owned by us, we do not believe that we will incur tax liability as a result of the deemed disposition of each of our properties.


       We will also be required to pay a special branch tax equal to 5% of the amount by which the fair market value of our assets exceed the aggregate of our liabilities, including any liabilities under the Act, and the paid-up capital of issued and outstanding shares at the time of Urban Canada's continuation into Wyoming.


       As of the date of this information circular/prospectus, with respect to the fair market value or our assets, liabilities and the paid-up capital of our issued and outstanding shares, we do not believe that we will be liable to pay the special branch tax.


       After our continuation into Wyoming, Urban Canada will cease to be liable for Canadian tax on our worldwide income. However, if we carry on business through a permanent establishment located in Canada, as that expression is defined in the Treaty, we will continue to be subject to Canadian tax on business profits attributable to the permanent establishment.


    TAX-EXEMPT SHAREHOLDERS


       After the continuation takes effect, the shares of Urban Wyoming will remain listed on the Vancouver Stock Exchange which is a prescribed stock exchange for purposes of the Act. As such, the shares will be qualified investments for a trust governed by a registered retirement savings plan, a deferred profit sharing plan, a registered retirement income fund or a registered pension plan, and certain other entities. However, such shares would constitute "foreign property" to such trusts and entities for the purposes of the Act.


       Such trusts and entities must pay a monthly tax under the Act equal to 1% of the amount, if any, by which the cost amount of all the trust's foreign property as determined at the end of such month (other than foreign property that constitutes a qualified investment and property that was not foreign property when acquired but became foreign property within the preceding two years) exceeds the aggregate of:

         (a) 20% of the cost amount of all the trust's property; and,


         (b) in certain circumstances, an additional amount in respect of the trust's "small business investment amount".


       SHAREHOLDERS THAT ARE ONE OF THE TYPES OF ENTITIES DESCRIBED ABOVE SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF ACQUIRING AND HOLDING SHARES OF URBAN WYOMING.


                   INTEREST OF MANAGEMENT IN THE CONTINUATION


       Other than as disclosed under "Summary," no director or senior officer of Urban Canada at any time since the beginning of our most recently completed financial year, no proposed nominee for election as a director of Urban Canada and no associate or affiliate of any person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in the continuation, except for any interest arising from the ownership of shares of Urban Canada where the shareholder will receive no extra or special benefit or advantage not shared on a pro-rata basis by all holders of shares in the capital of Urban Canada.


                        RIGHTS OF DISSENTING SHAREHOLDERS

RIGHT OF DISSENT

       The BCCA provides that shareholders are entitled to dissent in respect of certain actions proposed to be taken by a corporation. If a corporation proposes to:

            (i) amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares;

            (ii) amend its articles to add, change or remove any restrictions on the business the corporation may carry on;

            (iii) amalgamate with another corporation;

            (iv)  continue out of the jurisdiction of the BCCA;

            (v) sell, lease or exchange all or substantially all of its property;

            (vi) to offer financial assistance for the purpose of purchasing shares or convertible debt obligations of Urban Canada or on the security of a pledge of or charge on shares of Urban Canada given by that person to Urban Canada, or in any other case, unless there are reasonable grounds for believing that, or the directors are of the opinion that, the giving of financial assistance is in the best interests of Urban Canada;

            (vii) to convert from a specially limited company (as defined in s.
                  243 of the BCCA); and

           (viii) to transfer or sell the whole or part of its business or property to another company when it is being wound-up and for the transfer or sale, the shareholders of Urban Canada being wound-up receive shares, debentures or other title interests from the other company, a shareholder may exercise a right of dissent and is entitled to be paid the fair value of the shareholder's shares as determined by agreement of the parties or failing which, by order of the court.

DISSENT PROCEEDINGS

       Our shareholders may, under certain circumstances and by following the procedure prescribed by the BCCA, exercise appraisal rights and receive cash for their common shares of Urban Canada. The shareholders exercising appraisal rights under the BCCA must follow the appropriate procedures under the BCCA or suffer the termination or waiver of such rights.


       A shareholder electing to exercise appraisal rights must, at least two days prior to the Extraordinary General Meeting, perfect his, her or its appraisal rights by demanding in writing from Urban Canada the appraisal of his, her or its common shares of Urban Canada, as provided in Section 37 of the BCCA. A holder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Urban Canada at 1356 Frances Street, Vancouver, British Columbia, Canada V6L 1Y9, Attn: Corporate Secretary. The demand should specify the holder's name and mailing address, the number of common shares of Urban Canada owned and that such holder is demanding appraisal of his, her or its shares. Only a holder of record of common shares of Urban Canada (or his, her or its duly appointed representative) is entitled to assert appraisal rights for the shares registered in that holder's name.


       Section 207 of the BCCA ("Section 207") applies after a holder of Urban Canada common shares has given the above-mentioned notice of dissent. If a holder exercises appraisal rights in connection with the continuation under
Section 207, any common shares of Urban Canada in respect of which such rights have been exercised and perfected will not be converted into common shares of Urban Wyoming but instead will be converted into the right to receive such consideration as may be determined by the Supreme Court of British Columbia (the "Court") to be due with respect to such shares pursuant to the laws of the province of British Columbia.


       A holder of Urban Canada common shares who has made a valid written demand and who has not voted in favor of approval and adoption of the Articles of Continuance and approval of the continuation will be entitled to have their common shares of Urban Canada appraised by the Court and to receive payment of the "fair value" of such shares as of the date before the date the Continuation Special Resolution was passed, including any appreciation or depreciation in anticipation of the vote on the Continuation Special Resolution.


       If any holder of common shares of Urban Canada who demands appraisal under Section 207 effectively withdraws or loses his, her or its right to appraisal, the shares of such holder will be converted into a right to receive that number of shares of Urban Wyoming common stock as is determined in accordance with the Articles of Continuance. A holder will effectively lose his right to appraisal if he, she or it votes in favor of approval and adoption of the Articles of Continuance and approval of the continuation.


                                  RISK FACTORS


COMPETITION


         The beverage industry is highly competitive. Urban Canada competes with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, all of which also distribute other beverage brands. Our products compete generally with all non-alcoholic beverages, most of which are marketed by companies with greater financial resources than Urban Canada and some of which are placing severe pressure on independent distributors not to carry competitive alternative or New Age beverage brands such as JONES SODA CO. We also compete with regional beverage producers and "private label" soft drink suppliers. In order to compete effectively, we must first convince independent distributors that one of our brands has created a new category within the alternative or New Age beverage industry. If, due to such pressure or other competitive threats, we are unable to sufficiently develop our distribution channels, we may be unable to achieve our current revenue and financial targets.


         As a means of maintaining and expanding our distribution network, we intend to introduce product extensions and additional brands. There can be no assurance that we will be able to do so or that other companies will not be more successful in this regard over the long term. Competition, particularly from companies with greater financial and marketing resources than Urban Canada, could have a material adverse affect on our business, financial condition, and results of operations.


DEPENDENCE ON INDEPENDENT DISTRIBUTORS


         We generally rely on independent distributors for the distribution of our proprietary brands and products in each of our geographic areas of distribution. As is customary in the beverage industry, we generally have no contractual commitments from our independent distributors. In order to reduce inventory costs, independent distributors generally endeavor to order products from us on a "just in time" basis in quantities, and at such times, based on the demand for the products in a particular distribution area. Accordingly, there is no assurance as to the timing or quantity of purchases by any of our independent distributors or that any such distributors will continue to purchase products from us in the same frequencies and/or volumes as they may have done in the past.


         For the year ended December 31, 1998, approximately 18.0% of the cases of proprietary product sold by Urban Canada were sold through three distributors. The ability to maintain our distribution system and to attract additional distributors in new distribution areas will depend on a number of factors, many of which are outside our control. Such factors include, but are not limited to, the level of demand or pull for our brands and products in a particular distribution area, our ability to price our products at levels competitive with those offered by competing products, and our ability to deliver products in the quantity and at the time ordered by distributors. There is no assurance that we will be able to achieve all or any of the foregoing in any of our current or prospective geographic areas of distribution. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse affect on our relationships with our distributors in that particular geographic area.


         Our marketing and sales strategy presently, and in the future, will rely on the availability and performance of our independent distributors. In addition, we do not currently have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from many of our distributors. Accordingly, there is no assurance that we will be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and/or maintain key distributors in one or more of our geographic distribution areas.


LACK OF PROFITABILITY


         Through December 31, 1998, Urban Canada had an accumulated deficit of $10,616,388, most of which had resulted from our operations during the period in which we transformed Urban Canada from being a regional distributor of licensed and unlicensed beverage brands and products to a proprietary brand holder. We believe that, to operate at a profit, we must significantly increase the sales volume for our proprietary brands and products, achieve and maintain efficiencies in operations, maintain fixed costs at or near current levels and avoid significant increases in variable costs relating to production, marketing and distribution. Our ability to significantly increase sales from current sales levels will depend primarily on success in introducing current proprietary brands and products, and possibly new proprietary brands and products, into new geographic distribution areas, particularly in the United States. Our ability to successfully enter new distribution areas will, in turn, depend on various factors, many of which are beyond our control including, but not limited to, the continued demand or pull for our brands and products in target markets, the ability to price our products at levels competitive with competing products, the ability to establish and maintain relationships with distributors in each geographic area of distribution and the ability in the future to create, develop and successfully introduce one or more new brands, products, and product extensions. There is no assurance that we will successfully achieve all or any of the foregoing, or that we will achieve profitable operations.


SUBSTANTIAL DEPENDENCE UPON SINGLE PROPRIETARY BRAND


         Our business is substantially dependent upon acceptance by independent distributors of the JONES SODA CO. brand as a beverage brand which may provide incremental sales growth rather than cannibalization of such distributors' existing beverage sales. It is still too early in the product life cycle of the JONES SODA CO. brand to determine whether it will achieve such acceptance by independent distributors or, ultimately, retail consumers. Because it is a complementary brand, we believe that the success of the WAZU brand will also be substantially dependent upon such acceptance of, and market penetration by, the JONES SODA CO. brand. Accordingly, any failure by the JONES SODA CO. brand to achieve such acceptance or market penetration would likely have a material adverse affect on our business, financial condition and results of operations.


INITIAL CONSUMER ACCEPTANCE


         The current JONES SODA CO. market distribution and penetration may be limited with respect to the population as a whole to determine whether the brand has achieved initial consumer acceptance, and there can be no assurance that such acceptance will ultimately be achieved. Moreover, even if the brand does achieve initial consumer acceptance, there can be no assurance that such consumer acceptance can be sustained. Historically, alternative or New Age beverage brands and products have experienced limited lifecycles in the marketplace. Based on industry information and our own experience, we believe typical life cycles for alternative or New Age beverage brands and products range from five to nine years from the time the product is introduced in a geographic distribution area. We are currently in the process of introducing the JONES SODA CO. and WAZU brands in new geographic distribution areas and thus, we believe that these brands are at the early stages of their respective product life cycles. However, in order for us to continue our business over the long term, we believe that it will be necessary to create, develop and successfully introduce into the market new brands, products or product extensions at appropriate intervals to allow us to, at all times, have one or more beverage brands and product lines in the marketplace. The process of creating, developing and introducing new beverage brands into the marketplace is a multi-step process, in general requiring six to twelve months or more. This process involves an evaluation of the market, existing and potential distributors, production facilities, and brand image and design. After completion of this process, we must then determine that the new brand and product line have sufficient market and profitability potential. We must also devise and effect a marketing campaign or program for each brand and product line. Each new brand and product line must successfully complete each of the foregoing stages before it is brought to market. There is no assurance that we will be able to accurately determine when to introduce any new brands, products or product extensions into the marketplace or that, if introduced, any of these brands, products or product extensions will be successful. Also, there is no assurance that we will in the future be able to conceive, create, develop and successfully introduce new beverage brands, products and product extensions into the market. In light of the limited product life cycle for alternative or New Age beverage brands and products, a failure to introduce new brands, products or product extensions into the marketplace as current ones mature would likely have a material adverse affect on our business, financial condition and results of operations.


DEPENDENCE UPON KEY PERSONNEL


         We are dependent upon the creative skills and leadership of our founder, Peter M. van Stolk, who serves Urban Canada as President and Chief Executive Officer, as well as the management and operational skills of other members of our senior management team. We have entered into an employment agreement with Mr. van Stolk which expires, by its terms, in 2001. The loss of Mr. van Stolk could have a material adverse affect on our business, financial condition and results of operations.


         Our management team consists of several key production, distribution, sales and financial personnel who have been recruited within the past two years. In order to manage and operate Urban Canada successfully in the future, it may be necessary to further strengthen our management team; specifically, we anticipate we will need to recruit a senior executive to be the Chief Operating Officer of Urban Canada. The competition for such key personnel is intense, and there can be no assurance that we will be successful in attracting, retaining or motivating such individuals. The failure to attract, retain or motivate such key personnel would likely have a material adverse affect on our business, financial condition and results of operations.

LIMITED OPERATING HISTORY AS A PROPRIETARY BRAND HOLDER


         We have limited operating experience as a proprietary brand holder having launched our first proprietary brand, WAZU, in March 1995, and our second proprietary brand, JONES SODA CO., in November 1995. In view of this limited operating experience as a proprietary brand holder, we are vulnerable to a variety of business risks generally associated with young companies or mature companies entering a new line of business. There can be no assurance that we will be able to operate successfully as an international manufacturer, marketer and distributor of our proprietary beverage brands, and any failure to do so would likely have a material adverse affect on our business, financial condition and results of operations.


RISKS RELATED TO EXPANSION OF PRODUCT DISTRIBUTION


         The ability to establish a market for our proprietary brands and products in new geographic distribution areas, as well as the ability to maintain our existing markets, will depend upon, among other things, our ability to establish and maintain successful relationships with independent distributors in our distribution areas, and to establish and maintain relationships with reliable contract packers strategically located near such areas. Also, success in any geographic market will depend on both specific consumer demands for our brands and products relative to competing beverage brands and products and the consumer demand for alternative or New Age beverages in general. The alternative or New Age beverage category is relatively young and does not have a significant history. There is no reliable basis on which we can predict the future of this category of the beverage industry. Accordingly, there is no assurance that the alternative or New Age beverage market will continue to expand at historical rates, or at all. Failure of this category of the beverage industry to increase or maintain its current levels will likely have a material adverse affect on our ability to increase sales volumes and/or achieve profitable operations.


PRODUCT LIABILITY


         As a food-related product line, our beverage brands require a high degree of quality control to ensure uniformly stable, pleasant tasting, and non-toxic contents. Should a situation arise whereby conditions could adversely affect those contents, the brand's reputation and value could be materially jeopardized. In addition, as a food-related business, we could be exposed to product liability claims for personal injury or possibly death. Although we have product liability insurance in the aggregate amount of $5 million, with an each occurrence limit of $5 million, there can be no assurance that such coverage will be sufficient to cover any or all such claims. To the extent such product liability coverage is insufficient, a product liability claim would likely have a material adverse affect upon our business, financial condition and results of operations.


DEPENDENCE ON THIRD-PARTY OR CONTRACT PACKERS


         We have no internal manufacturing or packing capabilities for our beverage products and do not anticipate having such capabilities in the future. As a consequence, we depend on third-party or contract packers to produce our beverage products and to deliver them to distributors. Our ability to attract and maintain effective relationships with contract packers for the production and delivery of our beverage products in a particular geographic distribution area is important to the achievement of successful operations within such distribution area. Currently, the competition among contract packers for business is such that we generally have the choice of two or more acceptable contract packers in each of our geographic distribution areas. Under these circumstances, we are currently able to establish and maintain competitive arrangements with contract packers. However, there is no assurance that these conditions will continue to exist in either our current geographic distribution areas or in new areas we may enter. Accordingly, there is no assurance that we will be able to maintain our economic relationships with current contract packers or establish satisfactory relationships with contract packers in new geographic distribution areas we may enter. The failure to establish and/or maintain effective relationships with contract packers for a distribution area would likely prevent us from successfully selling our products in that area or materially reduce profits realized, if any, from the sale of our products in that area.

         As is customary in the contract packing industry for comparably sized companies, we are expected to arrange for our contract packing needs sufficiently in advance of anticipated requirements. To the extent demand for our proprietary products exceeds available inventory and the capacities produced by contract packing arrangements, we will be unable to fulfill distributor orders in full or in part, on a timely basis, or at all. Conversely, we may produce more proprietary product than warranted by the actual demand for it, resulting in higher storage costs, the potential unavailability of adequate storage facilities to meet inventory levels, and the potential risk of inventory spoilage. Over approximately the next six months, especially, it may be very difficult for us to accurately predict contract packing requirements. Failure to do so may impair relationships with our independent distributors and key accounts, which, in turn, would likely have a material adverse affect on our business, financial condition and results of operations.


TRADEMARKS, DESIGN MARKS AND FLAVOR CONCENTRATE TRADE SECRETS


         We consider our trademarks, design marks and flavor concentrates to be of considerable value and importance to our business. We are pursuing the registration of our trademarks in the United States, Canada and (based upon anticipated use) internationally. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, design marks, flavor concentrates, trade dress and/or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us. Any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse affect on our business, financial condition and results of operations.


SEASONALITY; INCLEMENT WEATHER


         Our business has historically been seasonal in nature, with revenues and operating income concentrated in the second and third fiscal quarters (April through September). Such seasonality, or unusually inclement weather, could adversely affect our ability to conduct business in a stable manner, which, in turn, could have a material adverse affect on our business, financial condition and results of operations.


CURRENCY EXCHANGE RATE


         Because of our likely future dependence on the United States and other foreign marketplaces, a markedly fluctuating exchange rate between the United States dollar and other foreign currencies and the Canadian dollar could adversely effect our operations.


REGULATORY MATTERS


         The production and marketing of our proprietary beverages, including without limitation, contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. Should any current or future products or production runs be found to be in noncompliance with any such regulatory authorities, there could be a material adverse affect on our business, financial condition and results of operations.


OUR INFORMATION TECHNOLOGY AND COMPUTER CONTROLLED SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT


         We may not accurately identify all potential Year 2000 problems within our business, and the corrective measures that we implement may be ineffective or incomplete. Any such problems could interrupt our ability to manufacture our products, process orders, accurately report operating and financial data or service our customers. Similar problems and consequences could result if any of our key suppliers or customers experience Year 2000 problems. Our failure or the failure of our significant suppliers and customers to adequately address the "Year 2000" issue could adversely affect our business, operating results and financial condition. For more information about our Year 2000 compliance efforts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000 Computer Problem."

                             SELECTED FINANCIAL DATA


         The selected financial data as of December 31, 1994, 1995, 1996, 1997, 1998, and as of March 31, 1999, for the nine months ended December 31, 1994 and the years ended December 31, 1995, 1996, 1997 and 1998, are derived from the audited consolidated financial statements of Urban Canada (the "Consolidated Financial Statements"), and should be read in conjunction with the Consolidated Financial Statements and the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations. The unaudited selected financial data as of March 31, 1999 and comparative figures as of March 31, 1998 and for the three months ended March 31, 1999 and March 31, 1998, respectively, have been prepared by management of Urban Canada. The Consolidated Financial Statements are expressed in Canadian dollars and were prepared in accordance with Canadian generally accepted accounting principles (the "Canadian GAAP"), which do not materially differ from United States generally accepted accounting principles (the "U.S. GAAP") except as explained in "Consolidated Financial Statements - Note 14."



STATEMENT OF OPERATIONS        NINE MONTHS           YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
DATA                           ENDED 12/31/94        12/31/95       12/31/96       12/31/97       12/31/98
                               --------------        -----------   -----------    -----------    -----------
Sales....................      $  5,278,230          $ 4,412,338   $ 3,458,701    $ 3,265,317    $ 7,011,046
Cost of sales............         4,422,241            3,750,758     3,006,924      2,689,897      5,123,016
                               ------------          -----------   -----------    -----------    -----------
Gross margin.............           855,989              661,580       451,777        575,420      1,888,030
Operating expenses.......         1,031,338            2,218,028     2,874,977      4,263,456      4,051,235
                               ------------          -----------   -----------    -----------    -----------

    Total operating loss.      $    175,349          $ 1,556,448   $ 2,423,200    $ 3,688,036    $ 2,163,205
                               ------------          -----------   -----------    -----------    -----------
OTHER INCOME/EXPENSES:...
Interest expense on
debentures...............      $     27,649          $    21,703   $        --    $        --    $        --
Other interest expense...            10,436               31,578        26,527         10,002         16,347
Interest income..........             3,314                  401        29,055         57,146         27,725
Sundry income............             4,264              113,875         1,341          5,167          3,028
Write-down of intangible
assets...................                                                                            102,871
Write-down of inventory
subject to legal claim...                                                             353,797
Foreign exchange gain                                                                   6,361         72,224
Gain (loss) on disposal of
capital assets...........                --               18,823        (6,921)        12,584         17,813
                               ------------          -----------   -----------    -----------    -----------
    Net loss(2)..........      $    205,856        $ 1,476,630     $ 2,426,252    $ 3,970,577    $ 2,341,707
                               ------------          -----------   -----------    -----------    -----------
                               ------------          -----------   -----------    -----------    -----------
Net loss per common
share(3).................      $       0.04          $      0.23   $      0.28    $      0.33    $      0.17
Weighted average number of
  common shares
  outstanding(4)(5)......         5,544,200            6,345,285     8,779,905     11,868,160     14,037,202

STATEMENT OF OPERATIONS       THREE MONTHS          THREE MONTHS
DATA                          ENDED 3/31/99         ENDED 3/31/98
                              -------------         -------------
Sales....................      $  2,849,720          $ 1,361,179
Cost of sales............         2,042,295              913,057
                               ------------          -----------
Gross margin.............           807,425              448,122
Operating expenses.......         1,240,993              824,690
                               ------------          -----------

STATEMENT OF OPERATIONS       THREE MONTHS          THREE MONTHS
DATA                          ENDED 3/31/99         ENDED 3/31/98
                              -------------         -------------
    Total operating loss.      $    433,568          $   376,568
                               ------------          -----------
OTHER INCOME/EXPENSES:...
Interest on debentures...      $         --          $        --
Other interest expense...      $      8,880          $     1,435
Interest income..........             2,824               13,535
Miscellaneous income.....                71                3,491
Write-down of intangible
assets...................                --                   --
Write-down of inventory
subject to legal claim...                --                   --
Foreign exchange gain....             1,849               29,370
Loss on disposal of
capital assets...........                --                5,752
                               ------------          -----------

    Net loss(2)..........      $    437,704          $   337,359
                               ------------          -----------
                               ------------          -----------
Net loss per Common
Share(3).................      $       0.03          $      0.02
Weighted average number of
  common shares
  outstanding(4)(5)......        15,150,164           13,736,095


BALANCE SHEET DATA             AS OF 12/31/94      AS OF 12/31/95   AS OF 12/31/96   AS OF 12/31/97     AS OF 12/31/98
Current assets...........      $  1,356,012         $ 1,740,613      $ 4,046,920       $3,677,130        $ 2,766,317
Capital assets...........           378,790             321,149          229,552          667,764            834,975
Intangible assets........           150,943             192,155          450,048          634,451            454,099
                               ------------         -----------      -----------       ----------        -----------
    Total assets.........      $  1,885,745         $ 2,253,917      $ 4,726,520       $4,979,345        $ 4,055,391
                               ------------         -----------      -----------       ----------        -----------
                               ------------         -----------      -----------       ----------        -----------
Current liabilities......           431,636             869,394          681,237        1,204,941          1,696,929
Capital leases and long
term debt................           126,233             121,803           54,641               --             31,915
Debentures...............           520,000             248,302               --               --                 --

Shares capital...........         1,209,098           2,892,270        8,294,746       12,049,085         12,942,935
Accumulated deficit......          (401,222)         (1,877,852)      (4,304,104)      (8,274,681)       (10,616,388)
                               ------------         -----------      -----------       ----------        -----------
Shareholders' equity.....           807,876           1,014,418        3,990,642        3,774,404          2,326,547
common shares
outstanding(4)(5)........         5,824,379           7,354,701       10,742,612       13,651,164         15,150,164


BALANCE SHEET DATA             AS OF 3/31/99       AS OF 3/31/98
Current assets...........      $  3,552,796          $ 3,706,409
Capital assets...........           804,027              842,872
Intangible assets........           434,125              666,887
                               ------------          -----------
    Total assets.........      $  4,790,948          $ 5,216,168
                               ------------          -----------
                               ------------          -----------
Current liabilities......         2,873,667            1,719,123
Capital leases and long
term debt................            28,438                   --
Debentures...............                --                   --

Shares capital...........        12,942,935           12,109,085
Accumulated deficit......       (11,054,092)          (8,612,040)
                               ------------          -----------
Shareholders' equity.....         1,888,843            3,497,045
common shares
outstanding(4)(5)........        15,150,164           13,751,164

----------------------------

(1) The Company changed its fiscal year end to December 31, effective 1994. As a result, amounts reported for fiscal 1994 are for nine months ended December 31, 1994. Previously, Urban Canada had a fiscal year ending on March 31.


(2) The amounts of the net losses are computed in accordance with Canadian GAAP. The net loss in accordance with U.S. GAAP differs from the amount in the Consolidated Financial Statements due to the expensing of product development costs as incurred. Under U.S. GAAP, the net loss for the years ended December 31, 1995, 1996, 1997 and 1998 were $1,571,234, $2,699,731, $4,010,488 and $2,257,707, respectively.


(3) The amounts of net losses per share are computed in accordance with Canadian GAAP. The net loss per share for U.S. GAAP is calculated including the 1,500,000 common shares held in escrow. Under U.S. GAAP, such Common Shares would not be included in the loss per share calculation. Under U.S. GAAP, the net loss per share for the years ended December 31, 1995, 1996, 1997 and 1998 were $0.30, $0.37, $0.39 and $0.18, respectively.


(4) Does not include 2,349,500 common shares reserved for issuance upon exercise of outstanding stock options at exercise prices ranging from $0.75 to $1.75 per share as at December 31, 1998 and 914,000 common shares reserved for issuance upon exercise of outstanding Warrants at an exercise price of $0.60.


(5) 1,500,000 escrow shares are eligible for release such that one escrow share will be released pro rata for each $0.125 of cumulative cash flow from operations of Urban Canada. Release of these shares from escrow is subject to approval by the securities regulatory authorities.



                    URBAN CANADA MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW


         We currently manufacture and market two proprietary New Age Beverages. In 1994, we created, and in 1995 launched, two proprietary beverage brands, JONES SODA CO., a "premium" soda, and WAZU, a natural spring water. Prior to the launch of these two proprietary brands, we were solely a regional distributor of licensed and unlicensed alternative or New Age beverage brands and products in various territories located in Western Canada.


         In connection with transforming our business focus from being solely a regional distributor of licensed and unlicensed brands and products to being solely a manufacturer, marketer and distributor of its proprietary brands and products, we believe our short-term sales growth will be substantially dependent on our ability to build the JONES SODA CO. brand franchise and expand our distributor network. We believe that our long-term sales growth will be largely dependent on the ability to continue to build the quality of our distributor network for our proprietary brands, and to successfully launch new proprietary beverage brands and products through such network when the lifecycle of our existing proprietary brands and products warrant doing so.


         One of the main reasons for our change in strategic direction was the potential to earn higher gross margins from the sale of proprietary beverage brands. We anticipate that gross margins will improve as we increase the volume of sales of our proprietary brands. This increase, we believe, will come from falling marginal costs as we increases our sales volume.


THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1998


    SALES


         Total sales increased by $1,488,541, or 109%, from $1,361,179 for the three months ended March 31, 1998 to $2,849,720 for the three months ended March 31, 1999. Sales of Jones Soda increased year over year due to increased case sales by existing distributors as well as new distributors that were added in late 1998 and early 1999. As of March 31, 1999, Jones Soda was sold in Western Canada, Ontario, Nova Scotia, Newfoundland, California, the Pacific Northwest, New York, New Jersey, Nevada, Arizona, Alaska, Yukon, select regions of New England, Philidelphia, Ohio, Illinois, Indiana, Michigan, South Dakota, Nebraska, Georgia, North Carolina, Florida and Hawaii.

    COST OF SALES


         Cost of sales, which consists of product and delivery and storage expenses, increased by $1,129,238, or 124%, from $913,057 for the three months ended March 31, 1998 to $2,042,295 for the three months ended March 31, 1999. The increase in cost of sales was attributable to the increase in sales year over year as well as an increase in the cost of sales as a percent. Cost of goods sold for the period ending March 31, 1998 did not include the "four pack" packages of Jones Soda which increase the overall cost of goods sold and which were included in cost of goods for March 31, 1999.


    GROSS PROFIT


         Gross profit increased by $359,303, or 80.2%, from $448,122 for the three months ended March 31, 1998 to $807,425 for the three months ended March 31, 1999. The increase in gross profit reflects the increase in the sales compared to the same period last year. Gross margin decreased from 32.9% for the three months ended March 31, 1998 to 28.3% for the three months ended March 31, 1999. The decrease in gross margin reflects the higher cost of goods due to the four packs included in sales.


    EXPENSES


         Total expenses increased by $416,303 or 50.5% from $824,690 for the three months ended March 31, 1998 to $1,240,993 for the three months ended March 31, 1999. The increase in total expenses for the three month period ended March 31, 1999 compared to the same period last year is due primarily to an increase in advertising and promotion expense related to promotions to open new distribution and chain stores as well as an increase in professional fees related to the costs incurred for valuation and legal costs associated with the Tastemaker lawsuit being pursued.


         Office and administration expenses increased by $52,953, or 44.4% from $119,171 in 1998 to $172,124 in 1999. The increase is attributable to an increase in office supplies and postage due to an increased number of consumer mail-outs and promotion mail-outs to consumers visiting our website.


         Promotion and selling expenses increased by $249,716 or 52.1% from $479,607 for the three months ended March 31, 1998 to $729,323 for the three months ended March 31, 1999. Promotion and selling increased year over year due to the higher number of distributors that we are working with and providing programs for.


         Wages and commissions increased $26,854 or 25.1% from $106,810 for the three months ended March 31, 1998 to $133,664 for the three months ended March 31, 1999 due to increased costs to serve a much larger sales force and distributor base.


         Professional fees increased $29,934 or 203% from $14,755 for the three months ended March 31, 1998 to $44,689 for the three months ended March 31, 1999 due to increased legal and accounting fees associated with the lawsuit against Tastemaker.


    OTHER INCOME (EXPENSES)


         Other expense was $4,136 for the three months ended March 31, 1999 compared to income of $39,209 for the three months ended March 31, 1998. Other expense for the three months ended March 31, 1999 consisted mainly of interest expense incurred on outstanding indebtedness on the Urban Canada operating line of credit.


    NET LOSS


         Urban Canada's net loss increased by $100,345 or 30% from $337,359 for the three months ended March 31, 1998 to $437,704 for the three months ended March 31, 1999. As a percentage of total sales, the net loss decreased from 24.8% for the period ended March 31, 1998 to 15.4% for the period ended March 31, 1999. The improvement is due to a higher level of sales.

    LIQUIDITY AND CAPITAL RESOURCES


         Our current ratio as at March 31, 1999 was 1.24 compared to 2.16 as at March 31, 1998. Working capital as at March 31, 1999 was $679,129 compared to $1,987,286 for the same time last year. Inventory was $1,221,998 as at March 31, 1999 compared to $1,782,444 for the same time last year, and for 1999 included raw materials of appproximately $608,164, WAZU finished goods of $9,124 and Jones Soda finished goods of approximately $554,198. Wearables and point of sale materials of $50,512 made up the remaining inventory balance. The level of inventory is lower in 1999 than in 1998 due to better management of the Jones Soda inventory.


IMPACT OF THE YEAR 2000 COMPUTER PROBLEM


         In November 1998, we upgraded new billing, accounting and administrative systems which are now fully operational and which have been represented to be fully Year 2000 compliant. Failures of our internal systems could temporarily prevent us from processing orders, issuing invoices, manufacturing and developing products and could require us to devote significant resources to correcting such problems. We have tested all of our desktop computers for Year 2000 compliance with Year 2000 compliance testing software. All of our desktop units are Year 2000 compliant. We have received written assurances from the manufacturers of the computers used in our manufacturing facility that all of the computers are Year 2000 compliant. We are addressing our embedded systems on a prioritized piece-by-piece basis. We are currently receiving questionnaires from our customers and suppliers regarding their Year 2000 compliance status. If our customers are not Year 2000 compliant, they may experience material costs to remedy problems, may face litigation costs and may delay purchases of our products. As a result, our business, financial condition and results of operations could be seriously harmed. If our suppliers, particularly our contract packers, are not Year 2000 compliant, they may experience material costs to remedy problems, may face litigation costs and may delay production of our products. As a result, our business, financial condition and results of operations could be seriously harmed. We have funded our Year 2000 plan from cash balances. As of June 11, 1999, we have spent $60,000 to address the Year 2000 problem, primarily on new computer software. We will incur additional costs related to the Year 2000 plan for administrative personnel to manage the project, outside contractor assistance and software. In addition, we may experience material problems and costs with Year 2000 compliance that could seriously harm our business, financial condition and results of operations. We have begun to develop a contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations. The cost of developing and implementing such a plan may itself be significant. Finally, we are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company interruptions caused by Year 2000 compliance failures.


RESULTS OF OPERATIONS


         By March 1995, Urban Canada made a strategic decision to focus time and resources on our proprietary brands. This shift in business focus, combined with changes in consumer trends, resulted in a decline in the sales of other companies' beverage brands. By year-end 1998, we distributed only our own internally-developed brands and did not distribute the licensed or unlicensed brands of any third parties. The percentage of our total sales derived from the distribution of licensed and unlicensed brands was .3% in 1997, 28% in 1996 and 86% in 1995. As we complete the shift from being a distributor of licensed and unlicensed brands to a manufacturer, marketer and distributor of our proprietary brands, our gross margins will continue to increase. Our gross margins increased from 13.1% in 1996 to 17.6% in 1997 and 26.9% in 1998.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997


    SALES


         Total sales increased by $3,745,729 or 115%, from $3,265,317 for the year ended December 31, 1997 to $7,011,046 for the twelve months ended December 31, 1998. Sales of Jones Soda increased year over year due to increased case sales by existing distributors as well as new distributors that have been added in 1998. As of December 31, 1998, Jones Soda was sold in Western Canada, Ontario, Nova Scotia, Newfoundland, California, the

Pacific Northwest, New York, New Jersey, Nevada, Arizona, Alaska, Yukon, select regions of New England, Philidelphia, Ohio, Illinois, Indiana, Michigan, South Dakota, Nebraska, Georgia, North Carolina and Florida.


    COST OF SALES


         Cost of sales, which consists of product and delivery and storage expenses, increased by $2,433,119, or 90%, from $2,689,897 for the twelve months ended December 31, 1997 to $5,123,016 for the twelve months ended December 31, 1998. The increase in cost of sales was attributable to the increase in sales for Urban Canada year over year.


    GROSS PROFIT


         Gross profit increased by $1,312,610, or 228%, from $575,420 for the twelve months ended December 31, 1997 to $1,888,030 for the twelve months ended December 31, 1998. The increase in gross profit reflects the increase in the sales compared to the same period last year. Gross margin increased from 17.6% for the twelve months ended December 31, 1997 to 26.9% for the twelve months ended December 31, 1998. The increase in gross margin reflects the lower cost of goods due to the volume increases and efficiencies incurred with the production of the Jones Soda brand.


    EXPENSES


         Total expenses decreased by $212,221 or 5% from $4,263,456 for the twelve months ended December 31, 1997 to $4,051,235 for the twelve months ended December 31, 1998. The decrease in total expenses for the twelve month period ended December 31, 1998 compared to the same period last year is due primarily to a reduction in office, administration and bad debt expenses, partially offset by a slight increase in promotion, selling and wage expenses.


         Office and administration expenses decreased by $184,863, or 23.3% from $794,204 in 1997 to $609,341 in 1998. The decrease is attributable to a strict review of costs and consequent reduction in insurance costs, office supplies, rent, and public company expenses.


         Bad debt expense improved in 1998 by $379,905 from 1997. Bad debt expense as a percent of sales was 1.2% in 1998, compared to 14.2% in 1997. The improvement in bad debt experience is due to an increasingly stronger distributor network, combined with strict controls put into place to manage the credit risk.


         Promotion and selling expenses increased by $110,421 or 5.2% from $2,111,116 for the twelve months ended December 31, 1997 to $2,221,537 for the twelve months ended December 31, 1998. Promotion and selling was relatively consistent year over year, however the allocation in 1998 was directed more heavily on building our sales team and initiating various marketing programs with our distributor network.


         Wages and commissions increased $82,671 or 22.5% from $366,137 for the twelve months ended December 31, 1997 to $448,808 for the twelve months ended December 31, due to increased costs to serve a much larger sales force and distributor base.


    OTHER INCOME (EXPENSES)


         Other expense was $178,502 for the twelve months ended December 31, 1998 compared to $282,541 for the twelve months ended December 31, 1997. Other expense for the twelve months ended December 31, 1998 consisted mainly of a write-down of intangibles of $102,871 that related to marketing research and development.

    NET LOSS


         Our net loss decreased by $1,628,870 or 41% from $3,970,577 for the twelve months ended December 31, 1997 to $2,341,707 for the twelve months ended December 31, 1998. As a percentage of total sales, the net loss decreased from 121.5% for the year ended December 31, 1997 to 33.4% for the year ended December 31, 1998. The improvement is due to a higher gross margin based on a higher level of sales and a relatively consistent level of expenses.


    LIQUIDITY AND CAPITAL RESOURCES


         The current ratio of our balance sheet as at December 31, 1998 was 1.63 compared to 3.05 as at December 31, 1997. Working capital as at December 31, 1998 was $1,069,388 compared to $2,472,189 for the same time last year. Inventory was $823,514 as at December 31, 1998 compared to $1,090,699 for the same time last year, and for 1998 included raw materials of appproximately $383,280, WAZU finished goods of $8,813 and Jones Soda finished goods of approximately $375,518. Wearables and point of sale materials of $55,903 made up the remaining inventory balance. The level of inventory is lower in 1998 than in 1997 even with higher sales levels due to better management of the Jones Soda inventory.


QUARTERLY OPERATING RESULTS; SEASONALITY


         The following table sets forth the case sales of our proprietary brands and licensed and unlicensed brands for the most recent thirteen quarters. The quarterly case sales reflect, in our opinion, all adjustments (which include only normal recurring adjustments) necessary to present the results of operations for such periods. Results of any one or more quarters are not necessarily indicative of annual results or continuing trends.


                                        FOR THE THREE MONTHS ENDED
                                        -----------------------------------------------------------------
                                        MARCH 31,          JUNE 30,         SEPTEMBER 30,     DECEMBER 31,
                                        1996               1996             1996              1996
                                        (UNAUDITED)        (UNAUDITED)      (UNAUDITED)       (UNAUDITED)
                                        -----------        -----------      -----------       -----------
OPERATING DATA (IN CASES SOLD):
   JONES SODA CO. and WAZU brands..        20,061             64,519(1)     73,786              31,653
   Licensed brands.................        13,006             20,730         5,055               2,247
   Unlicensed brands...............         4,509              3,035         1,618                  15
                                           ------             ------        ------              ------
         Total.....................        37,576             88,284        80,459              33,915


                                         FOR THE THREE MONTHS ENDED
                                         -----------------------------------------------------------------
                                         MARCH 31,         JUNE 30,         SEPTEMBER 30,      DECEMBER 31,
                                         1997              1997             1997               1997
                                         (UNAUDITED)       (UNAUDITED)      (UNAUDITED)        (UNAUDITED)
                                         -----------       -----------      -----------        -----------
OPERATING DATA (IN CASES SOLD):
   JONES SODA CO. and WAZU brands..        17,783(2)        102,635          61,364             27,668
   Licensed brands.................            30                20               9                  9
   Unlicensed brands...............            --                --              --                 --
                                           ------           -------          ------             ------
         Total.....................        17,813           102,655          61,373             27,677

                                        FOR THE THREE MONTHS ENDED
                                        -----------------------------------------------------------------
                                        MARCH 31,         JUNE 30,         SEPTEMBER 30,      DECEMBER 31,
                                        1998              1998             1998               1998
                                        (UNAUDITED)       (UNAUDITED)      (UNAUDITED)        (UNAUDITED)
                                        -----------       -----------      -----------        -----------
OPERATING DATA (IN CASES SOLD):
   JONES SODA CO. and WAZU brands..        86,218           125,358         128,762             97,129
   Licensed brands.................            --                --              --                 --
   Unlicensed brands...............            --                --              --                 --
                                           ------           -------         -------             ------
         Total.....................        86,218           125,358         128,762             97,129

                                        FOR THE THREE
                                        MONTHS ENDED
                                        -------------
                                        MARCH 31,
                                        1999
                                        (UNAUDITED)
                                        -------------
OPERATING DATA (IN CASES SOLD):
   JONES SODA CO. and WAZU brands..       170,143
   Licensed brands.................            --
   Unlicensed brands...............            --
                                          -------
         Total.....................       170,143

------------------------
(1) Includes case sales of 15,229 which represent a recovery on account of certain production deficiencies which we believe were in the normal course of business.

(2) Case sales decreased during the first quarter of 1997 due to a production delay in connection with the launch of five new JONES SODA CO. flavors. We did not begin shipping such products until February when the new flavors came off the production line. At this time, we also changed our concentrate manufacturer from Tastemaker to Pro Liquitech due to Tastemaker's inability to meet industry standards for flavor stability and performance.

         We have experienced significant fluctuations in quarterly results that have been the result of many factors, including the following: the addition or deletion of certain licensed brands to our distribution portfolio; the shift in our business focus from being solely a regional distributor of licensed and unlicensed brands and products to being solely a manufacturer, marketer and distributor of our proprietary brands and products; the seasonal demand for beverages; and competition and general economic conditions. Due to these and other factors, our results of operations have fluctuated from period to period. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance.

         Like many other companies in the beverage industry, we generate a substantial percentage of our revenues during the warm weather months of April through September. We believe that the demand for our proprietary products will reflect such seasonal consumption patterns. While we expand our distribution network and increase its market penetration, however, such seasonality may not be easily discernible from our results of operations. Due to all of the foregoing factors, our operating results in a particular quarter may fail to meet market expectations. See Item 1. "Description of Business - Seasonality."

U.S. GAAP RECONCILIATION

         Our Consolidated Financial Statements have been prepared by our management in accordance with Canadian GAAP. Such Consolidated Financial Statements vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the

United States would have affected net loss and net loss per share calculations as disclosed in Note 14 to the Consolidated Financial Statements. The amounts of net loss and net loss per share are computed in accordance with Canadian GAAP. The net loss in accordance with U.S. GAAP differs from the amount in the Consolidated Financial Statements due to the expensing of product development costs as they are incurred. The net loss and net loss per share in accordance with U.S. GAAP for the year ended December 31, 1998 were $2,257,707 and $0.18 per share, respectively.



                              URBAN CANADA BUSINESS

URBAN CANADA

         Urban Canada manufactures, markets and distributes "alternative" or "New Age" beverages. In 1994 we created, and in 1995 launched, two proprietary beverage brands, JONES SODA CO., "a traditional 90's soda," and WAZU, a natural spring water.

         Our business strategy is to increase sales by expanding distribution of proprietary brands in new and existing markets, stimulating consumer trial of our products and increasing consumer awareness of, and brand loyalty to, our proprietary brands and products. Key elements of our business strategy include:

         -        the creation of strong distributor relationships;

         - stimulating strong consumer pull of our existing brands and products throughout Canada and the United States; and

         - ongoing development of unique alternative beverage brands and products.

The premise underlying our business strategy is that the success of any alternative or New Age beverage brand will, in large part, be determined by its brand image. Moreover, due to the limited life cycle of beverages in the alternative or New Age category of the beverage industry, we believe that the ongoing process of creating new proprietary brands, products and product extensions will be an important factor in our long-term success.

         Beginning in March, 1995, our business has shifted from being solely a regional distributor of licensed and unlicensed brands and products to being solely a manufacturer, marketer and distributor of our proprietary brands and products. During this period we have also reorganized and strengthened our senior management team. Sales of our proprietary brands have increased from 1995 through 1998, as follows:

         - from $634,625 for the year ended December 31, 1995 to $2,492,557 for the year ended December 31, 1996, for an increase of $1,857,932 or 293%;

         - from $2,492,557 for the year ended December 31, 1996 to $3,256,827 for the year ended December 31, 1997, for an increase of $764,270, or 30.7%; and

         - from $3,256,827 for the year ended December 31, 1997 to $7,011,046 for the year ended December 31, 1998, for an increase of $3,754,219 or 115.3%.

         We use contract packers to prepare, bottle and package Urban Canada's proprietary products, continually reviewing our contract packing needs in light of regulatory compliance and logistical requirements. Currently, our primary contract packers are located in Burnaby, British Columbia and Elizabethtown, Kentucky. Substantially all of the raw materials used in the preparation, bottling and packaging of our proprietary products are purchased by us or by our contract packers in accordance with our specifications.

         We arrange with independent trucking companies to have product shipped from various contract packers to independent warehouses. From such independent warehouses, we generally deliver our proprietary products through independent trucking companies to our distributors. Distributors sell and deliver our proprietary products either to sub-distributors or directly to retail outlets, and such distributors or sub-distributors stock the retailers' shelves with our proprietary products.

    CORPORATE STRUCTURE

         The following outlines our current organizational structure:

                                   -----------------------------------
                                     Urban Juice & Soda Company Ltd.
                                   -----------------------------------
                                                   |
                ------------------------------------------------------------------------
                |                                  |                                   |
  ------------------------------    ---------------------------------    -----------------------------
               100%                               100%                                100%
        Wazu Products Ltd.            Urban Juice & Soda (USA) Inc.        Vancouver Island Beverage
   (dba Urban Juice & Soda Co.)                                                   Company Ltd.
  ------------------------------    ---------------------------------    -----------------------------
                |
   ----------------------------
               100%
     Zip City Distribution Co.
         Vancouver Ltd.
   ----------------------------

         WAZU Products Ltd. ("WAZU Products") is the entity through which Urban Juice generates the majority of our revenues. WAZU Products was incorporated on March 6, 1987 pursuant to the laws of Alberta under the name Urban Hand Limited. On July 2, 1991, WAZU Products continued pursuant to the laws of British Columbia under the name Urban Hand Enterprises Limited. On February 20, 1995, WAZU Products changed its name to its current name.

         Zip City Distribution Co. Vancouver Ltd. ("Zip City") previously distributed licensed and unlicensed beverage products in the Vancouver, British Columbia market. Zip City was incorporated in British Columbia on May 31, 1991 and was acquired by WAZU Products Ltd. in June 1993. In April 1995, Zip City changed its name to its current name from its previous name, Southpines Juice & Soda Company Inc. Zip City no longer distributes beverage products and is currently inactive.

         Vancouver Island Beverage Company Ltd. previously operated as distribution arm for Urban Juice on Vancouver Island. By December 1994, the operations of this company were reorganized in order to take advantage of efficiencies at both Zip City and WAZU Products. This company was incorporated in British Columbia on March 31, 1992 and is currently inactive.

     Urban Juice & Soda (USA) Inc. was incorporated in the State of Washington on August 3, 1995 and currently conducts minimal business activities.

    COMPANY BACKGROUND

         The genesis of our business dates back to March 1987 when Peter M. van Stolk founded Urban Hand Limited ("Urban Hand") in Edmonton, Alberta. In September 1987, Urban Hand began marketing and distributing Just Pik't Juices, a patented line of fresh squeezed juices, for all of Western Canada. In 1989, Urban Hand moved its principal place of business from Edmonton to Calgary, Alberta and in 1990, it moved its principal place of business from Calgary to Vancouver, British Columbia. By the end of 1991, Urban Hand had become the leading distributor on a per capita basis for Just Pik't Juices in North America. In 1992, Urban Hand began to implement an aggressive plan to acquire the distribution rights to a full-line of complementary alternative or New Age beverage brands.

         In 1992, Urban Hand acquired the exclusive distribution rights to Thomas Kemper Sodas, hand crafted brewed soda products, for all of Canada. In May 1993, Urban Hand was acquired in a reverse take-over by International Republic Aircraft Manufacturing Corporation, with a mandate to acquire distribution companies, acquire rights to additional alternative or New Age beverages, and to create, manufacture and distribute one or more proprietary beverage brands. In June 1993, we acquired Southpines Juice & Soda Company, Inc. (since renamed Zip
City), a beverage distribution company serving the greater Vancouver and Whistler areas of British Columbia. In September 1993, we acquired Vancouver Island Beverage Company Ltd., a full-line beverage distribution company serving southern Vancouver Island. By acquiring our own distribution and our own trucks, we gained more control over our distribution system and assured our access to retailers for our line of licensed products. In September 1993, we acquired the exclusive distribution rights to AriZona Iced Teas for Western Canada. By early 1994, we had also acquired the exclusive distribution rights to all of Canada (except Quebec) for the West End Soda Brew line of products.

         By the end of 1994, we had established our business as a full-line beverage distribution company focusing on the distribution of alternative beverage products in Western Canada. During 1994, we simultaneously completed the creation of two proprietary products and began work on the creation of a third proprietary product. In March 1995, coinciding with the accelerating demand for bottled water, we launched our first proprietary brand, WAZU, a natural spring water. In November 1995, we launched our second proprietary brand, JONES SODA CO.

         During this period, we had also been selling AriZona Iced Teas in the Western Canadian market. By March 1995, however, we had made a strategic decision to focus our time and resources on our own proprietary brands. Because the AriZona Iced Tea relationship required a high degree of managerial time and resources, and because of certain other factors, we sold our rights to distribute AriZona Iced Teas to another independent Vancouver, British Columbia based distributor. In April 1995, we acquired the rights to Lahaina Iced Teas and Lemonades, ready-to-drink teas. In May 1995, we acquired the rights to distribute Odwalla, all natural fresh fruit and vegetable-based beverages. In order to increase our business focus on our own proprietary brands, however, we discontinued the distribution of Odwalla in February 1996, Lahaina Iced Teas and Lemonades in May 1996, Thomas Kemper Sodas in September 1996, West End Soda Brews in October 1996, and Just Pik't Juices in December 1996. We no longer sell licensed or unlicensed brands nor operate as a beverage distributor.

THE ALTERNATIVE OR NEW AGE BEVERAGE INDUSTRY

         JONES SODA CO. and WAZU, which are classified as New Age or alternative beverages, as well as other proprietary brand products that we may develop in the future, compete generally with beverage products of all types, including soft drinks, beer, fruit juices and drinks, bottled water, wine and spirits.

         In its annual beverage market index for calendar year 1997, Beverage World magazine (May 1998 issue) estimated the total United States sales of soft drinks, beer, fruit beverages, bottled water, ready-to-drink teas, sports drinks, wine and spirits were US$178.9 billion at the retail level. Of these categories, soft drinks and beer continue to account for the majority of both retail dollar sales and per capita consumption.

         New Age or alternative beverages are distinguishable from mainstream carbonated soft drinks in that they generally contain less sugar, less carbonation, and natural ingredients. As a general rule, three criteria have been established for such a classification: (1) relatively new introduction to the market-place; (2) a perception by consumers that consumption is healthful compared to mainstream carbonated soft drinks; and (3) the products use natural ingredients and flavors. According to Beverage Aisle magazine (January 1998 issue), the New Age or alternative beverage category consists of the following segments:

               -    Retail polyethylene terephthalate (PET) bottled waters
               -    Ready-to-drink (RTD) teas
               -    Single-serve fruit beverages
               -    Sports drinks
               -    Sparkling water
               -    Premium Sodas
               -    RTD Coffees
               -    All Others

BUSINESS STRATEGY

         After witnessing the proliferation of hundreds of new ready-to-drink tea brands during the first half of 1995, we anticipated what we believed to be a peak in the product life cycle for this segment of the New Age beverage category and decided to launch our second proprietary brand, JONES SODA CO., which we believed was creating a new category and offering distributors something new to sell. In its January 1998 issue, Beverage Aisle magazine renamed the all-natural soda segment as the premium soda segment and cited JONES SODA CO. as an example of a beverage in this category. Thus, we believe that the JONES SODA CO. brand and product line have helped to create a new segment in the New Age or alternative beverage industry.

         Utilizing creative but relatively low cost marketing and brand promotion techniques, we are currently focused on building a strong distributor network for our lead proprietary brand, JONES SODA CO., and its complementary proprietary brand, WAZU. We believe that our experience as a distributor of licensed and non-licensed New Age beverage brands has given, and will continue to give, our company credibility in connection with its efforts to build a quality network of independent distributors. Moreover, we believe that our first hand experience watching other companies' fortunes rise and fall with a single New Age proprietary beverage brand has been incorporated into our business strategy. Five New Age beverage brands, including Sundance, New York Seltzer, Koala Springs, Clearly Canadian and Snapple, have each achieved a minimum of $100,000,000 in revenues. Each of these brands were the first brands in a new segment in the New Age beverage category and each brand had a certain fashion or trend component. For instance, Koala Springs increased sales at a time when Australia was popular as a travel destination. In developing the JONES SODA CO. brand, we believe we have created a leading brand in the premium soda segment of the New Age beverage category and have marketed the product with a distinct fashion component. The fashion component includes black and white labels, which is representative of current overall fashion trends. See "Products - Proprietary Brands - JONES SODA CO." We believe we will be ready to launch new proprietary brands, products and/or product extensions through our then-existing distributor network if and when the consumer demand for JONES SODA CO. and/or WAZU brands or products begins to decline.

         Our business strategy is to attempt to increase sales by expanding product distribution in new and existing markets, stimulating consumer trial of our products and increasing consumer awareness of and brand loyalty to our proprietary brands and products. We believe that products in the New Age beverage category, much like certain fashion trends, generally have a limited life cycle of approximately five to nine years. As part of our business strategy, we intend to launch new proprietary brands, products and/or product extensions at approximately eighteen to thirty month intervals. See "- Brand and Product Development."

         Key elements of our business strategy include the following:

    BRAND FRANCHISE

         We believe that the market for alternative beverages is dependent to a large extent on image more than taste, and that this market is driven by trendy, young consumers between the ages of 15 and 34. Accordingly, our strategy is to develop eclectic proprietary brand names, slogans and trade dress. In addition to eclectic labeling, we provide each of our distributors with point-of-sale promotional materials and branded apparel items. We promote interaction with our customers through the use of such point-of-sale items as posters, stickers, table cards, shelf danglers, post cards, hats, pins, T-shirts, and our proprietary lighted display box. In addition, through the labels on its bottles, we invite consumers to access our website and to send in photographs to be featured on the JONES SODA CO. labels. We believe that our labeling, marketing and promotional materials increase distributor, retailer and consumer awareness of our proprietary brands and products.

    DISTRIBUTOR NETWORK AND KEY ACCOUNTS

         We distribute our products through a network of independent distributors. We have also obtained listings for the JONES SODA CO. brand with certain key retail accounts. We have pursued this strategy both in an effort to increase sales and to encourage distributors to distribute our brands and products to our key accounts and other accounts of our distributors.

         We generally grant independent distributors the right to distribute finished cases of one or more of our proprietary brands in a particular region, province, state or local territory, subject to our overall management directives. We select distributors who we believe will have the ability to get our proprietary brands and products on the "street level" retail shelves in convenience stores, delicatessens, sandwich shops and selected supermarkets. Ultimately, we have chosen, and will continue to choose, our distributors based upon their perceived ability to build our proprietary brand franchise.

         We currently maintain a network of approximately 100 distributors in select markets of the Western, Central and Eastern regions of North America. In the Western region, distributors are located in Alaska, Yukon, Western Canada, Pacific Northwest, California, Nevada, Arizona and New Mexico. In the Central region, distributors are located in Illinois, Wisconsin, Ohio, Indiana, Missouri, Minnesota, Michigan and Ontario. In the Eastern region, distributors are located in New England, New York, New Jersey, Pennsylvania, Maryland, Georgia, Nebraska, North Carolina and Florida.

         We have also pursued distribution to "alternative" or "non-traditional" beverage retailers. We have also entered into exclusive distribution agreements with approximately 200 independent non-traditional beverage retailers, including music stores, skateboard shops, comic book stores and clothing stores in San Diego, Seattle and Vancouver, British Columbia. We intend to selectively pursue distribution to these national and independent non-traditional beverage accounts as part of our distribution and marketing strategy.

BRAND AND PRODUCT DEVELOPMENT

     We have developed and intend to continue to develop our proprietary brands and products in-house. We used a similar process to create the WAZU and JONES SODA CO. brands, and generally intend to continue utilizing this process in connection with the creation of our future proprietary brands. This process generally consists of the following steps:

    MARKET EVALUATION

         First we perform a complete review of the beverage industry in general, including a review of existing beverage categories and segments, and the product life cycle stages of such categories and segments. In addition, we review the fashion industry and the consumer products industry to determine the general trends in such industries. Based on these findings, we also review, and attempt to determine the direction of, future fashion and consumer product trends. Finally, we evaluate the strengths and weaknesses of certain categories and segments of the beverage industry with a view to pinpointing potential opportunities.

    DISTRIBUTOR EVALUATION

         We prepare a thorough analysis of existing and potential distribution channels. This analysis addresses, among other things, which companies will distribute particular beverage brands and products, where such companies may distribute such brands and products, and what will motivate these distributors to distribute such brands and products.

    PRODUCTION EVALUATION

         We review all aspects of production in the beverage industry, including current contract packing capacity, strategic production locations, and quality control, and prepare a cost analysis of the various considerations that will be critical to producing our proprietary brands and products.

    IMAGE AND DESIGN

         In light of our market, distribution and production evaluations, we then create and develop the concept for a proprietary beverage brand or product extension. Although we control all aspects of the creation of each brand or product extension, we contract with outside creative artists to help design our brands. We have used, and intend to continue to use, a different artist, or group of artists, whose portfolio of work best suits Urban Juice with respect to the creation of a particular new brand. Such artists work closely with us to finalize the creation of a new brand image and design. Our technical services department then works with various flavor concentrate houses to test, choose and develop product flavors for the brand.

         In addition to the WAZU and JONES SODA CO. brands and products, we have developed the concept for a third proprietary brand in a third segment of the alternative or New Age beverage category. However, we currently anticipate that we will not launch this proprietary brand until the life cycle of its existing brands or products warrant doing so. Due to the limited life cycle of beverages in the alternative or New Age category, we believe that the ongoing process of creating new proprietary brands, products and product extensions will be an important factor in our long-term success.

PRODUCTS

    PROPRIETARY BRANDS

         JONES SODA CO. We believe that our proprietary JONES SODA CO. brand and product line is a leader in the new segment of the New Age beverage category called premium sodas. The JONES SODA CO. product line currently consists of the following twelve flavors:

        -   Orange        -   Strawberry lime  -   Fufu berry

        -   Grape         -   Vanilla cola     -   Blue bubble gum

        -   Cherry        -   Root beer        -   Green apple

        -   Lemon lime    -   Cream soda       -   Pineapple upside-down


Each of the current JONES SODA CO. products is made from natural and artificial flavors. Some flavors distributed in the U.S. market may contain caffeine. Each flavor has a different color profile which, management believes, is readily distinguishable on a retail shelf. Most JONES SODA CO. beverage products come in twelve ounce (355 ml.) clear long-neck bottles with primarily black and white labels displaying a variety of urban American 1990s images. We also encourage consumers of JONES SODA CO., through the labels on our bottles, to send in photographs that may potentially be used on one of the JONES SODA CO. labels.

         In June of 1998, we launched three flavors of NATURAL JONES SODA:

        -   Passion       -   Lemon ginger     -   Peach ginseng

         In January of 1999, we launched four flavors of SLIM JONES.

        -   Orange        -   Lime cola        -   Fufu berry     -  Cream soda

         WAZU. We also seek to distinguish our proprietary WAZU brand and product line from other competitive brands and product lines in the now well-developed PET bottled water segment of the alternative or New Age beverage category. Each of the WAZU products contains water currently sourced from springwater in Burnaby, British Columbia. We have positioned the WAZU brand and product line in the middle price point of the PET bottled water category. In doing so, we offer WAZU to distributors as a brand that will offer incremental sales without cannibalizing their current brands.

         The WAZU product line currently consists of the following stock keeping units:

         -  wee WAZU:   (16.9 fluid ounces or 500ml) (with or without sport-cap)
         -  TRUE WAZU:  (33.8 fluid ounces or 1L) (with or without sport-cap)
         -  BIG WAZU:   (50.7 fluid ounces or 1.5L) (with or without sport-cap)

    LICENSED PRODUCTS

         In order to increase our business focus on our proprietary brands, we discontinued the distribution of Odwalla in February 1996, Lahaina Iced Teas and Lemonades in May 1996, Thomas Kemper Sodas in September 1996, West End Soda Brews in October 1996, and Just Pik't Juices in December 1996. We no longer hold marketing and distribution rights to any licensed brands. See "The Company - Company Background."

MARKETING, SALES AND DISTRIBUTION

         Our proprietary products are sold in six provinces and 25 states, primarily in convenience stores, delicatessens, sandwich shops and selected supermarkets. Our products are sold by approximately 100 independent distributors. Our policy is to grant our distributors rights to sell particular proprietary brands within a defined territory. The majority of our distributors carry other beverage products. Agreements with our distributors vary, but are generally oral, terminable by either party at will, as is common in the beverage industry.

         During 1998 the three primary distributors of our proprietary products purchased approximately 6.9%, 5.7% and 5.4%, respectively, of the total number of cases sold by Urban Juice. We believe that, concurrent with the expected increase in consumer awareness of our proprietary brands, we will upgrade and expand our distributor network which may result in a decreased dependence on any one or more of our independent distributors.

         It is our business practice to require our independent distributors to place their purchase orders for our proprietary products at least 10 days in advance of shipping. To the extent we have additional product available in inventory, it will fulfill other purchase orders when and as received. We generally contract with outside trucking companies to deliver our proprietary products from our independent warehouses to our independent distributors. After an independent distributor receives delivery of our products it will generally, in turn, resell and deliver those products directly to a retail outlet and stock the retailer's shelves with our products.

         Our pricing policies for the JONES SODA CO. and WAZU brands take into consideration competitors' prices and our perception of what a consumer is willing to pay for the particular brand and product. The goal is to competitively price our proprietary products with the other New Age beverages. Since we can control our production costs, we work back through the distribution chain so that our suggested retail prices are proportional with respect to the anticipated profit margins of each chain in the distribution process. The suggested retail price for JONES SODA CO. products is $0.99 - $1.29 in Canada and US$0.79 - US$1.09 in the United States. The suggested retail price for a wee WAZU (500ml bottle) is $0.89 - $0.99 in Canada and US$0.59 - US$0.79 in the United States.

         During 1997, our sales force was organized into four regional groups (U.S. Northeast, California, Pacific Northwest and Ontario), as well as certain second tier markets. In 1998, this expanded to include Central and Southeast U.S. and with Peter Strahm, the Vice President of Sales and Distribution ultimately responsible for each region. All of our sales personnel have had prior industry experience. Senior sales personnel are responsible for large retail accounts located in their regions, the management of existing independent distributor relationships and the selection of new independent distributors as may be required. Junior sales personnel work closely with the sales representatives of our independent distributors to help them open street level retail accounts and train them in our sales and marketing techniques.

         We primarily use point-of-sale materials such as posters, stickers, table cards, shelf danglers, post cards, hats, pins, T-shirts and jackets to increase consumer awareness of our proprietary brands. In response to demand for our wearables, we sell our wearables on our web site HTTP://WWW.JONESSODA.COM. Through cooperative advertising, certain of our independent distributors fund a portion of our marketing budget, based upon case sales. In selected cities, we have planned, or are planning, to sponsor or participate on a "grass roots" level at certain events in an attempt to increase brand awareness and loyalty. We have also devised a number of other low cost techniques which involve all Urban Juice personnel (and which we treat as trade secrets) to create distinct personalities for each of our brands. We have also begun a program of signing up extreme sport athletes to promote JONES SODA CO. Pursuant to the program, we have signed up several athletes in the skateboard, snowboard and mountain bike industries. We also use a leased recreational vehicle painted with the JONES SODA CO. colors and logos to create consumer awareness and enthusiasm to assist distributors as they open new markets. In addition to these marketing techniques, we also initiated a campaign of cross-promotions with other companies. Such cross promotions in 1998 were with BMG Entertainment, Armani A/X, Namco Limited and Diesel Stores.

SEASONALITY

         Typically, the beverage industry as a whole generates a substantial percentage of its revenues during the warm weather months of April through September. We believe that the demand for our proprietary products will reflect such seasonal consumption patterns. As we expand our distribution network and increase our market penetration, such seasonality may not be easily discernible from our results of operations. We use independent contract packers, truckers and distributors to increase the amount of product available during peak seasonal periods without incurring expenses for personnel or equipment during our slower periods.

PRODUCTION

    CONTRACT PACKING ARRANGEMENTS

         We currently use two main independent contract packers known as "co-packers" to prepare and bottle our proprietary products. As is customary in the contract packing industry, we are expected to arrange for our contract packing needs sufficiently in advance of anticipated requirements. Accordingly, it is our business practice to require our independent distributors to place their purchase orders for our proprietary products at least 10 days in advance of shipping. Other than minimum case volume requirements per production run, we do not have any minimum production requirements, except as detailed below.

         During 1998, we used several contract packing facilities to produce all requirements of both JONES SODA CO. and WAZU. We have made arrangements with another contract packing facility to produce NATURAL JONES, our upscale pasteurized version of JONES SODA CO.

    RAW MATERIALS

         The raw materials used in the preparation and packaging of our products (consisting primarily of concentrate, glass, labels, caps and packaging) are purchased from suppliers selected either directly by our contract packers or by us which, in turn, supply such raw materials to our contract packers.

         We believe that we have adequate sources of raw materials which are available from multiple suppliers. Currently, we purchase all of our flavor concentrate for JONES SODA CO. products from Pro-Liquitech, Inc., a flavor concentrate company, on an exclusive basis. We intend to purchase flavor concentrate from multiple flavor houses for future JONES SODA CO. flavors and/or additional proprietary products, with the intention of developing secondary sources of flavor concentrate for each of our proprietary products. The water used to produce JONES SODA CO. is filtered and is also treated to reduce alkalinity.

    QUALITY CONTROL

         Our products are made from high quality ingredients and natural and artificial flavors. We seek to ensure that all of our products satisfy our quality standards. Contract packers are selected and monitored by our own quality control representatives in an effort to assure adherence to our production procedures and quality standards. We analyze samples of our products from each production run undertaken by each of our contract packers.

         For every run of product, extensive on-line testing of product quality and packaging is completed. This includes testing levels of sweetness, carbonation, taste, product integrity, packaging and various regulatory cross checks. For each product, the contract packer must transmit all quality control test results to us on a daily basis. These test results are reviewed by technical staff for compliance with our standards. In addition, samples from every production run are forwarded to our Quality Control Department. These samples are then re-tested by us to double check the production facilities' quality control. Based on our experience, we believe this cross check on product meets or exceeds standard procedures established in the industry.

         Testing at both the Urban Juice facility and the contract production facilities includes microbiological checks and other tests to ensure the production facilities meet the standards and specifications of our quality assurance program. This information is then logged into a database for rapid statistical analysis and followed up with each contract packer. We believe our production facilities inspection program meets or exceeds industry standards. Water quality is monitored during production and at scheduled testing times to ensure compliance with applicable government regulatory requirements. Flavors are pre-tested before shipment to contract packers from the flavor manufacturer. We are committed to an on-going program of product improvement with a view toward ensuring high quality of our product.

         We believe we source and select only those suppliers that use only quality components. We also inspect packaging suppliers' production facilities and monitor their product quality.

    REGULATION

         The production and marketing of our licensed and proprietary beverages are subject to the rules and regulations of various federal, provincial, state and local health agencies, including without limitation, Health Canada, Agriculture and Agri-Food Canada and the United States Food and Drug Administration (the "FDA"). The FDA and Agriculture and Agri Food Canada also regulate labeling of our products. From time to time, we may receive notifications of various technical labeling and/or ingredient infractions with respect to its licensed products. We believe that we have a compliance program in place to ensure compliance with production, marketing and labeling regulations on a going-forward basis, and that none of the foregoing notifications or actions would have a material adverse affect on our business, financial condition or results of operations. There are no potential notifications or actions currently outstanding.

TRADEMARKS, DESIGN MARKS AND FLAVOR CONCENTRATE TRADE SECRETS

         We own a number of different trademarks, including the following which are registered in Canada and the United States: "JONES SODA CO.," "I'VE GOT A JONES FOR A JONES," "URBAN JUICE & SODA CO.," Urban Juice & Soda & Design, Urban Juice & Soda Co. & Design and Wazu & Design. In Canada the trademarks expire 15 years from the registration date and in the United States 10 years from the registration date, although in the U.S., they may be renewed for a nominal fee. In addition, we have applied for trademark protection in Canada and the United States for a number of other trademarks for slogans and product design, including "WET YOURSELF," "I'VE GOT A JONES FOR SODA," "IT MAY NOT BE YOUR THING" and "FUFU BERRY SODA." In addition, trademark protection for the marks JONES SODA CO. and WAZU have also been applied for in the United Kingdom, Germany, Japan, and other foreign jurisdictions.

         To date, we have the exclusive rights to nineteen flavor concentrates developed with Pro-Liquitech, Inc., which we protect as trade secrets. We will continue to take appropriate measures, such as entering into confidentiality agreements with our contract packers and exclusivity agreements with our flavor houses, to maintain the secrecy and proprietary nature of our flavor concentrates.

         We consider our trademarks, design marks and flavor concentrates to be of considerable value and importance to our business. No challenges to our trademarks or design marks have arisen and we have no reason to believe that any such challenges will arise in the future.

COMPETITION

         The beverage industry is highly competitive. The principal methods of competition in the beverage industry include brand name, brand image, price, labeling and packaging, product quality and taste, trade and consumer promotions and the development of new brands, products and product extensions. We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, all of which also distribute other beverage brands. Our products compete generally with all non-alcoholic beverages, most of which are marketed by companies with substantially greater financial resources than Urban Juice. We also compete with regional beverage producers and "private label" soft drink suppliers.

         In order to compete effectively in the beverage industry, we believe that we must first convince independent distributors that JONES SODA CO. is a leading brand in the newly created premium soda segment of the alternative or New Age beverage industry. As such, JONES SODA CO. provides distributors with the opportunity for incremental beverage sales growth rather than cannibalizing existing beverage sales. In connection with or as a follow-up to the establishment of an independent distributor relationship for the JONES SODA CO. brand, we generally sell WAZU as a complementary brand which may replace competitive PET bottled water products carried by such distributors. As a means of maintaining and expanding our distribution network, we intend to introduce new products and product extensions, and when warranted, new proprietary brands. Although we believe that we will be able to continue to create unique, exciting and fashionable brands, there can be no assurance that we will be able to do so or that other companies will not be more successful in this regard over the long term.

         Pricing of the products is also important. The JONES SODA CO. products are priced in the same price range as competitive New Age beverage brands and products. WAZU products are priced in the middle of the pricing range for PET bottled water products.

EMPLOYEES

         As of December 31, 1998, we had 25 full-time employees, of whom 15 were employed in sales and marketing capacities, five were employed in administrative capacities, and five were employed in manufacturing and quality control capacities. None of our employees are represented by labor unions. We believe that our relationships with our employees are good.


                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The following table sets forth certain information with respect to our directors, executive officers and key employees, as of June 11, 1999.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                                                                                 CONTRACTUAL
    NAME                   TITLE                                 WITH URBAN CANADA SINCE         ARRANGEMENT
    ----                   -----                                 -----------------------         -----------
    Peter M. van Stolk     President, Chief Executive Officer    Officer and Director since      5-year Employment
                           and Director                          May 1993                        Agreement(1)

    Jennifer L. Cue        Chief Financial Officer, Secretary    Director since March 1995       3-year Employment
                           and Director                          Officer since October 1995      Agreement(1)

    Peter Strahm           Vice President of Sales - North       Officer since April 1998        N/A
                           America

    Ron B. Anderson        Director                              Director since July 1994        N/A

    Michael M. Fleming     Director                              Director since April 1997       N/A

    Roly Morris            Director                              Director since May 1998         N/A

    Matthew Kellogg        Director                              Director since May 1999         N/A

    Peter Cooper           Director                              Director since May 1999         N/A


         PETER M. VAN STOLK has served as our President, Chief Executive Officer and a director since May 1993. Mr. van Stolk began his career in the beverage industry in 1987 when he founded Urban Hand. He served in a similar capacity with Urban Hand prior to it being acquired by Urban Canada in a reverse takeover in 1993. Mr. van Stolk is also a member of the Social Venture Network. Since 1987, Mr. van Stolk has worked in virtually all aspects of the beverage distributor business. He attended Grant McKewan College in Edmonton, Alberta.

         JENNIFER L. CUE has served as our Corporate Secretary since August 1997, Chief Financial Officer since February 1997, Vice President, Corporate and Financial Development, between October 1995 and January 1997, and a director since March 1995. Prior to October 1995, Ms. Cue served as Vice President Investment Research of D. Grant Macdonald Capital Corporation from February 1994, and prior to that served as Vice President, Investments at Penfund Management in Toronto, Ontario from November 1990. From 1986 to 1988, Ms. Cue worked in Commercial Banking for Lloyds Bank Canada. Ms. Cue holds an MBA from McGill University in Montreal and a Bachelor of Commerce from the University of British Columbia in Vancouver, British Columbia.

         PETER STRAHM has served as our Vice President of Sales - North America since April 1998. Prior to April 1998, Mr. Strahm served as Vice President, Eastern Region for R.J. Groux Corporation, a beverage distribution company based in New York. From 1989 to 1996 Mr. Strahm served in various positions at Snapple Beverage Corporation. From 1989 to 1992, Mr. Strahm was the New York State Area Manager for Snapple. From 1992 to 1993, Mr. Strahm served as Midwest Regional Manager for Snapple where he oversaw the newly formed Midwest regional office. From 1993-96, Mr. Strahm was President & CEO of Mr. Natural Inc., the company owned distributor for Snapple in the New York area. Prior to Snapple, Mr. Strahm was with the Pepsi organization for five years. Mr. Strahm holds a Bachelor of Science degree and an M.B.A.

         RON B. ANDERSON has served as one of our directors since July 1994. Mr. Anderson is currently the Vice President, Corporate Development of ParkSide Developments L.P., a private partnership involved in real estate development. From July 1995 to December 1995, Mr. Anderson was a full-time consultant to The Loewen Group Inc., a funeral service company. From August 1993 to June 1995, he was President of D. Grant MacDonald Capital Corporation, a private merchant bank. From September 1987 to July 1993, he was Senior Manager, British Columbia District for National Bank of Canada. Mr. Anderson is a Certified General Accountant and holds a B. Comm. from the University of British Columbia in Vancouver, British Columbia.

         MICHAEL M. FLEMING has served as one of our directors since April 1997. Mr. Fleming is currently a Partner with the law firm of Ryan, Swanson & Cleveland, Seattle, Washington, and specializes in real estate, dispute resolution, securities and environmental matters. He is also the President and owner of Kidcentre, Inc., a company in the business of providing child care services in Seattle, Washington. Since April 1985, he has also been the

President and owner of Fleming Investment Co., an investment company. Mr. Fleming is currently a board member of several entities, including Caring Products International, Inc., the Washington Chapter of the Cystic Fibrosis Foundation and the Seattle Children's Museum.

         ROLY MORRIS was appointed as one of our directors on May 6, 1998. From November 1991 to November 1997, Mr. Morris was employed in several executive capacities with Starbucks Coffee Company, most recently as the Zone Vice President for Canada and the Pacific Northwest. At Starbucks, Mr. Morris essentially established that company in Canada by identifying, recruiting and developing its Canadian management team. Prior to his employment with Starbucks, Mr. Morris was employed by a number of retail food chains including McGavin Foods Limited, where he was responsible for retail operations, The Kitchen Table Group, where he was the General Manager of Operations, and Miracle Food Mart, where he was the Regional Manager, Grocery Field Specialist and Store Manager. Mr. Morris holds a Bachelor of Commerce from the University of Windsor in Windsor, Ontario.

         MATTHEW KELLOGG was appointed as one of our directors on May 28, 1999. Mr. Kellogg is currently the Managing Member of Kingfisher Capital, LLC. From 1995 to 1999, Mr. Kellogg served as the Managing Member of MTC, LLC, a restaurant management firm. From 1997 to1998, Mr. Kellogg was the Business Development Director for Playnetwork, Inc. following his position at Enviros Inc. as Business Development Manager from 1993 through 1995.

         PETER COOPER was appointed as one of our directors on May 28, 1999. Mr. Cooper is currently the owner of Cooper & Company, a U.S. based investment company with interests in real estate and private companies. Mr. Cooper is also a founding partner of Cooper & LeVasseur, a "special situation" investment parnership. From 1986 through 1994, Mr. Cooper served as Chief Executive of L.D. Nathan & Co., Ltd, a New Zealand based retail and consumer brand company and following the merger with Lion Breweries as an Executive Director of Lion Nathan Limited. Mr. Cooper received an Honors Degree in Law from Auckland University and was admitted as a Barrister and Solicitor in New Zealand in 1977.

EXECUTIVE COMPENSATION

    EXECUTIVE OFFICERS

       For purposes of this information circular/prospectus, "executive officer" of Urban Canada means an individual who at any time during the year was the Chair or a Vice-Chair of Urban Canada where the person performed the functions of such office on a full-time basis; the President of Urban Canada; any Vice-President of Urban Canada in charge of a principal business unit such as sales, finance or production; any officer of Urban Canada or of a subsidiary of Urban Canada; or any other person who performed a policy-making function in respect of Urban Canada.

       The summary compensation table below discloses compensation paid to the following individuals:

         (a)      our chief executive officer ("CEO");

         (b) each of our four most highly compensated executive officers, other than the CEO, who were serving as executive officers as at the end of the most recently completed financial year and whose total salary and bonus exceeds $100,000 per year; and

         (c) any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of Urban Canada at the end of the most recently completed financial year

        (each, a "Named Executive Officer").

       We currently have two Named Executive Officers, Peter van Stolk (Chief Executive Officer and President) and Peter Strahm (Vice President of Sales).

    SUMMARY COMPENSATION TABLE

       The following table contains a summary of the compensation paid to the Named Executive Officer during the three most recently completed financial years.



                                          ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                    ----------------------------      ---------------------------------
                                                                              AWARDS            PAYOUTS
                                                                      -----------------------   -------
                                                                      SECURITIES   RESTRICTED
                                                           OTHER        UNDER      SHARES OR
                                                          ANNUAL       OPTIONS/    RESTRICTED              ALL OTHER
                                                          COMPEN-       SARS(1)    SHARE         LTIP(2)    COMPEN-
 NAME AND PRINCIPAL   YEAR ENDED    SALARY      BONUS     SATION        GRANTED       UNITS      PAYOUTS     SATION
      POSITION                        ($)        ($)        ($)           (#)          ($)         ($)         ($)
--------------------- ------------ ---------- ---------- ------------ ------------ ------------ --------- -----------
Peter van Stolk,      Dec. 31/96     $50,000     Nil       61,760        70,000        Nil        Nil        Nil
CHIEF EXECUTIVE
OFFICER
                      Dec. 31/97     $54,885     Nil         Nil        295,000        Nil        Nil        Nil


                      Dec. 31/98     $83,400     Nil       $10,210      320,000        Nil        Nil        Nil
--------------------- ------------ ---------- ---------- ------------ ------------ ------------ --------- -----------

Peter Strahm, VICE    Dec. 31/96      Nil        Nil         Nil          Nil          Nil        Nil        Nil
PRESIDENT, SALES

                      Dec. 31/97      Nil        Nil         Nil          Nil          Nil        Nil        Nil


                      Dec. 31/98   $114,742      Nil         Nil        100,000        Nil        Nil        Nil
--------------------- ------------ ---------- ---------- ------------ ------------ ------------ --------- -----------

(1) "SAR" or "stock appreciation right" means a right granted by Urban Canada, as compensation for services rendered, to receive a payment of cash or an issue or transfer of securities based wholly or in part on changes in the trading price of publicly traded securities of Urban Canada.
(2) "LTIP" or "long term incentive plan" means any plan that provides compensation intended to serve as incentive for performance to occur over a period longer than one financial year, but does not include option or stock appreciation right plans or plans for compensation through restricted shares or restricted share units.

    COMPENSATION OF DIRECTORS

       None of our directors has received any remuneration for acting as director of Urban Canada except for the incentive stock options as disclosed below. In addition, directors are paid out of pocket expenses incurred in attending Board of Directors and committee meetings of the Board.

    DIRECT REMUNERATION

       The aggregate direct remuneration paid or payable by Urban Canada whose financial statements are consolidated with those of Urban Canada to the directors and senior officers of Urban Canada was $-.

    OPTIONS, STOCK APPRECIATION RIGHTS AND OTHER RIGHTS TO PURCHASE SECURITIES

       The following table sets out the incentive stock options and stock appreciation rights granted to the Named Executive Officer during our most recently completed financial year.

                                                                                   MARKET VALUE OF
                                                    % OF TOTAL                        SECURITIES
                                                   OPTIONS/SARS                       UNDERLYING
                               SECURITIES UNDER     GRANTED TO      EXERCISE OR     OPTIONS/SARS ON
                                 OPTIONS/SARS      EMPLOYEES IN      BASE PRICE    THE DATE OF GRANT    EXPIRATION
          NAME                   GRANTED (#)      FINANCIAL YEAR    ($/SECURITY)     ($/SECURITY)          DATE
------------------------- ---------------------- ---------------- --------------- ------------------ ----------------
Peter van Stolk                  100,000              4.15%           $1.15              Nil           May 22, 2003
                                 100,000              4.15%           $1.15              Nil           June 1, 2003
                                  20,000             0.008%           $1.00              Nil          July 24, 2003
                                 100,000              4.15%           $0.75              Nil           Feb. 8, 2003
------------------------- ---------------------- ---------------- --------------- ------------------ ----------------
Peter Strahm                     100,000              4.15%           $1.00              Nil          Mar. 24, 2003
------------------------- ---------------------- ---------------- --------------- ------------------ ----------------

       Since the beginning of our most recently completed financial year, the following options and other rights to purchase securities of Urban Canada were granted to the directors and senior officers of Urban Canada, as a group:

                                                                                        CONSIDERATION RECEIVED FOR
   SECURITIES UNDER OPTION     EXERCISE PRICE PER SHARE   DATE OF GRANT/EXPIRY DATE              THE GRANT
 ----------------------------- ------------------------- ----------------------------- ------------------------------
           180,000                      $0.75             Feb 8, 1999/Feb 8, 2004                   Nil

           115,000                      $0.80             Feb. 9, 1999/Feb. 2, 2004                 Nil

           150,000                      $0.85             Mar. 5, 1999/Mar. 5, 2004                 Nil
 ----------------------------- ------------------------- ----------------------------- ------------------------------


       Since the beginning of our most recently completed financial year, no options and other rights to purchase securities of Urban Canada were exercised by the directors and senior officers of Urban Canada.

    DIRECTORS' AND OFFICERS' INSURANCE

       We maintain directors' and officers' insurance for our directors and officers as well as those of our subsidiaries as a group. The yearly coverage limit of such insurance is US$3,000,000 per occurrence and US$3,000,000 in the aggregate, subject to a corporate deductible of US$50,000 per loss on non-securities claims and US$150,000 per loss on securities claims. We paid a premium of US$41,200 in the last completed fiscal year with respect to the period October 9, 1998 to October 9, 1999.

    LONG-TERM INCENTIVE PLANS

       During the financial year ended December 31, 1998, there were no payments made to directors or senior officers pursuant to the long-term incentive plan.

    PENSION BENEFITS

       We currently have no pension benefits arrangement under which we have made payments to the directors and senior officers of Urban Canada during our most recently completed financial year or intend to make payments to our directors and senior officers upon their retirement (other than the payments set out above and those made, if any, pursuant to the Canada Pension Plan or any government plan similar to it).

    OTHER BENEFITS

       We did not pay any remuneration (other than the payments set out above and those made pursuant to the Canada Pension Plan or any government plan similar to it and payments to be made for, or benefits to be received from, group life or accident insurance, group hospitalization or similar group benefits or payments) pursuant to any existing plan or arrangement during our most recently completed financial year to the directors and senior officers of Urban Canada, as a group, directly or indirectly. We do not propose to make any payments, directly or indirectly, in the future to the directors and senior officers of Urban Canada, as a group, pursuant to such a plan or arrangement.

        INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

       Other than routine indebtedness, no director or senior officer of Urban Canada, or any proposed nominee for election as a director of the Company, or any associate or affiliate of any such director, senior officer or proposed nominee, is or has been indebted to Urban Canada, or to any other entity that was provided a guarantee or similar arrangement by Urban Canada in connection with the indebtedness, at any time since the beginning of our most recently completed financial year.


                              MANAGEMENT CONTRACTS

       Management functions of Urban Canada are not, to any substantial degree, performed by a person other than the directors or senior officers of Urban Canada.


           INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

       Other than as set forth in this information circular, no insider of Urban Canada, no proposed nominee for election as a director and no associate or affiliate of any such insider or proposed nominee has had any material interest, direct or indirect, in any transaction since the beginning of our most recently completed financial year or in any proposed transaction that, in either case, has materially affected or will materially affect Urban Canada.


                    DESCRIPTION OF URBAN CANADA CAPITAL STOCK

       The authorized capital of Urban Canada consists of 100,000,000 common shares. The following summary description of Urban Canada capital stock is qualified in its entirety by reference to the Memorandum and Articles of Urban Canada, copies of which are filed as exhibits to the Registration Statement on Form 8-A, filed with the Commission on October 3, 1996, as amended, and Urban Canada's Form 6-K Report of Foreign Private Issuer containing unaudited financial statements for the three months ended March 31, 1999.


COMMON SHARES

       Urban Canada is authorized to issue 100,000,000 common shares without par value of which 18,660,914 common shares are issued and outstanding as of June 11, 1999. The common shares are all of the same class and rank equally as to dividends, voting powers and participation in assets. No common shares are subject to call or assessment. There are no pre-emptive or conversion rights and no provisions for redemption, retraction, purchase for cancellation, surrender or sinking or purchase funds. Provisions as to the modification, amendment or variation of such rights or such provisions are contained in the Company Act (British Columbia).

COMMON SHARE PURCHASE WARRANTS

       As of June 11, 1999 we had warrants outstanding to purchase an aggregate of 2,610,567 of our common shares. We issued two-year warrants to purchase 40,000 common shares in connection with a bank loan that closed on June 18, 1999. The exercise price of these warrants is $1.00 per share until June 18, 1999 and $1.15 per share until June 18, 2000. We also issued two-year warrants to purchase 914,000 common shares in connection with a private placement of common shares that closed on December 9, 1998. The exercise price of these warrants is $0.60 per share. Finally, in connection with a private placement of our common shares that closed on May 4, 1999 we issued warrants to purchase 1,755,377 common shares, with each two warrants exercisable for one of our common shares, at an aggregate exercise price of $0.75 per share until May 4, 2000 and $0.90 per share until May 4, 2000. There is no trading market for the warrants and we do not intend to request the listing of the warrants on any exchange prior to or at the time of the continuation.



                          TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for the Urban Canada common shares is Pacific Corporate Trust Company, whose address is 830 - 625 Howe Street, Vancouver, British Columbia, V6C 3B8.


         SHAREHOLDER'S RIGHTS UNDER THE WYOMING BUSINESS CORPORATION ACT

       The following is a discussion of the material provisions of the WBCA. This discussion includes, where relevant, a summary of certain differences between the WBCA and the BCCA, However, the following summary is not intended to be exhaustive and its focus is primarily upon shareholder rights and safeguards. Nothing that follows should be construed as legal advice to any particular shareholder of Urban Canada and shareholders should consult with their own legal advisors respecting all of the implications of the continuation.


THE CONSTATING DOCUMENTS

       Under the BCCA, a British Columbia company is required to have constating documents made up of a Memorandum and Articles. Under the WBCA, a Wyoming company which has continued from another jurisdiction is required to have constating documents made up of Articles of Continuance. The Articles of Continuance will set forth Urban Canada's name and authorized share capital and take the place of Urban Canada's current Memorandum.

    AMENDMENTS TO CONSTATING DOCUMENTS

       Both the WBCA and the BCCA require shareholders to approve substantive changes to the constating documents of a company. However, the requisite majority of votes necessary to approve substantive changes to the constating documents under the BCCA is 75% (3/4) of the votes cast whereas under the WBCA a simple majority of 50% of shareholders entitled to vote on the proposed resolution is required. In the case of certain fundamental changes, such as the alteration of special rights and restrictions attached to issued shares or a proposed amalgamation or continuation to another jurisdiction, a resolution similarly approved by each class of shares is also required. Unlike the BCCA, the WBCA does not require certain significant corporate actions to be approved by a Special Resolution.

SHARE CAPITAL

       Upon the completion of the continuation and the adoption of the proposed new Articles of Continuance, the authorized share capital of Urban Wyoming will consist of 100,000,000 common shares without par value. Urban Wyoming will have only one kind and class of shares and there will be no unusual rights or restrictions attached to that class. All of the current issued common shares of Urban Canada will be converted into shares of this class automatically without any further action by the shareholders.

       All of the common shares of Urban Canada in this new class will rank equally as to voting rights, participation in a distribution of the assets of Urban Wyoming on a liquidation, dissolution or winding-up of Urban Canada and the entitlement to dividends. The holders of the common shares will be entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each common share will carry with it the right to one vote.

       In the event of the liquidation, dissolution or winding-up of Urban Wyoming or other distribution of its assets, the holders of the common shares will be entitled to receive, on a pro rata basis, all of the assets remaining after Urban Wyoming has paid out its liabilities. Distribution in the form of dividends, if any, will be set by the Board of Directors.

       Provision as to the modification, amendment or variation of the rights attached to the common shares of Urban Wyoming will be contained in Urban Wyoming's Articles of Continuance and the WBCA. Generally speaking, substantive changes to the share capital require the approval of the shareholders by majority resolution.


APPOINTMENT OF DIRECTORS

       Under the WBCA, the directors of Urban Wyoming will be elected by the shareholders at each annual general meeting and typically hold office until the next annual general meeting at which time they may be re-elected or replaced. Individuals appointed as directors to fill vacancies on the Board or added as additional directors hold office like any other director until the next annual general meeting at which time they may be re-elected or replaced. A director may be removed between annual meetings by way of a shareholder resolution passed in that regard at a meeting of the shareholders called for that purpose.


MANAGEMENT

       The Board of Directors will be responsible for the overall management of Urban Wyoming. However, they are permitted to delegate much of their responsibility to the officers and employees of Urban Wyoming and to committees formed by the board. As a "reporting issuer" in British Columbia, Urban Wyoming will continue to be required to have an audit committee.

       The directors and senior officers are required, under the WBCA, to act honestly, in good faith and with a view to the best interests of Urban Wyoming. The directors have a fiduciary responsibility to Urban Wyoming and they are required to disclose conflicts of interests.

RIGHTS OF SHAREHOLDERS

       In addition to the voting, dividend and liquidation rights attached to the common shares as described under "Share Capital" above, the WBCA affords shareholders certain rights such as the right to call a shareholders' meeting or cause a derivative action to be brought on behalf of Urban Wyoming, as well as certain rights to review the minute books of Urban Wyoming.

       The WBCA provides that a shareholder or a director may commence or defend a legal action on behalf of a company (a derivative action) to enforce a right, duty or obligation owed to Urban Wyoming by another party or to obtain damages for any breach of that right, duty or obligation. A shareholder is entitled to commence a derivative action if:

         (i) the shareholder was a shareholder of Urban Wyoming at the time of the act or omission complained of, or became a shareholder through transfer by operation of law from one who was a shareholder at the time; and

         (ii) the shareholder fairly and adequately represents the interests of Urban Wyoming in enforcing the rights of Urban Wyoming.

       Court approval is also required to discontinue, settle or dismiss any action brought under any of these provisions.

       Under the BCCA, a shareholder of a company has the right to apply to court on the grounds that Urban Canada is acting or proposes to act in a way that is prejudicial to the shareholder (this is referred to as an oppression action). On such an application, the court may make such order as it sees fit, including an order to prohibit any act proposed by Urban Canada. The WBCA does not contain a comparable provision and, accordingly, this remedy is not available to the shareholders of a Wyoming company.

DISSENT RIGHTS UNDER THE WBCA

       The WBCA provides that shareholders are entitled to dissent in respect of certain actions proposed to be taken by a Wyoming company.

       The WBCA provides that a shareholder is entitled to dissent from any of the following corporate actions:

         (a) consummation of a plan of merger or consolidation to which Urban Wyoming is a party if:

              (i) shareholder approval is required for the merger or the consolidation by the WBCA or the articles of incorporation and the shareholder is entitled to vote on the merger or consolidation; or

              (ii) Urban Wyoming is a subsidiary that is merged with its parent under the WBCA;

         (b) consummation of a plan of share exchange to which Urban Wyoming is a party as Urban Wyoming whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (c) consummation of a sale or exchange of all, or substantially all, of the property of Urban Wyoming other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (d) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

              (i)  alters or abolishes a preferential right of the shares;

              (ii) creates, alters or abolishes a right in respect of
                   redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (iii) alters or abolishes a pre-emptive right of the holder of the shares to acquire shares or other securities;

              (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

              (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under the WBCA.

       A shareholder who exercises a right of dissent is entitled to be paid the fair value of his or her shares as determined by agreement of the parties or failing which, by order of the court.

                                  LEGAL MATTERS


       Certain legal matters relating to the legality of the issuance of the common shares offered by this information circular/prospectus will be passed upon for Urban Canada by Catalyst Corporate Finance Lawyers, Vancouver, British Columbia. Certain legal matters will be passed upon for Urban Wyoming by Bagley Law Office, Cheyenne, Wyoming, and Van Valkenberg Furber Law Group P.L.L.C., Seattle, Washington, special United States counsel to Urban Canada. Van Valkenberg Furber Law Group P.L.L.C. will rely on the opinions of Catalyst Corporate Finance Lawyers as to certain matters of Canadian law.


                                     EXPERTS


         The financial statements of Urban Canada as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been included in this Proxy Statement/Prospectus and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent chartered accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                      INSERT KPMG FINANCIAL STATEMENTS HERE

                                   APPENDIX A


                             ARTICLES OF CONTINUANCE
                                       OF
                         URBAN JUICE & SODA COMPANY LTD.

(i) A certified copy of the Memorandum and Articles of Urban Juice & Soda Company Ltd. ("Urban Canada"), including all amendments thereto, are attached hereto as EXHIBIT A.

(ii)   The name of the corporation is "Urban Juice & Soda Company Ltd."

(iii) Urban Canada was incorporated on December 23, 1986 under the British Columbia Company Act ("BCCA") under the name 2072 Investment Ltd. On September 25, 1987, Urban Canada changed its name to Republic Aircraft Manufacturing Corporation. On June 9, 1992, Urban Canada changed its name to International Republic Aircraft Manufacturing Corporation and finally to its present name on May 26, 1993. It has perpetual existence.

(iv) The address of Urban Canada's principle place of business is 1356 Frances Street, Vancouver, B.C. V5L 1Y9, Canada.

(v) The address of the proposed registered office of Urban Juice & Soda Company, Ltd. in Wyoming is 1720 Carey Avenue, Cheyenne, Wyoming 82001 and the name of the registered agent at that address is CT Corporations System.

(vi) The purpose of Urban Juice & Soda Company, Ltd. is to conduct any lawful business.

(vii) The names and respective business addresses of the directors and officers of Urban Canada that will become officers and directors of Urban Juice & Soda Company, Ltd., a Wyoming corporation, upon effectiveness of the continuation are Peter M. van Stolk, President, Chief Executive Officer and Director, Jennifer L. Cue, Chief Financial Officer, Secretary and Director, Peter Strahm, Vice President of Sales-North America, Ron B. Anderson, Director, Michael M. Fleming, Director, Roly Morris, Director, Matthew Kellogg, Director and Peter Cooper, Director. Their business addresses are all 1356 Frances Street, Vancouver, B.C. V5L 1Y9, Canada.


(viii) The aggregate number of shares that Urban Canada is authorized to issue is 100,000,000 common shares without par value. The common shares are all of the same class and rank equally as to dividends, voting powers and participation in assets. No common shares are subject to call or assessment. There are no pre-emptive or conversion rights and no provisions for redemption, retraction, purchase for cancellation, surrender or sinking or purchase funds.

(ix) As of June 11, 1999, Urban Canada has 18,660,914 common shares issued and outstanding.

(x) Urban Canada accepts the constitution of the State of Wyoming in compliance with the requirements of Article 10, Section 5 of the Wyoming constitution.


Executed as of the ___ day of June, 1999.




----------------------------
Peter van Stolk, President

                                   APPENDIX B

                         COMPANY ACT OF BRITISH COLUMBIA

                        DIVISION 2 - DISSENT PROCEEDINGS

SECTION 207    DISSENT PROCEDURE

(1)    If,

       (a) being entitled to give notice of dissent to a resolution as provided in section 37, 103, 126, 222, 244, 249 or 289, a member of a company (a "dissenting member") gives notice of dissent,

       (b) the resolution referred to in paragraph (a) is passed, and

       (c) The company or its liquidator proposes to act on the authority of the resolution referred to in paragraph (a),


       The company or the liquidator must first give to the dissenting member notice of the intention to act and advise the dissenting member of the rights of dissenting members under this section.


(2) On receiving a notice of intention to act in accordance with subsection (1), a dissenting member is entitled to require the company to purchase all of the dissenting member's shares in respect of which the notice of dissent was given.


(3) The dissenting member must exercise the right given by subsection (2) by delivering to the registered office of the Company, within 14 days after the company, or the liquidator, gives the notice of intention to act,


       (a) a notice that the dissenting shareholder requires the company to purchase all of the dissenting member's shares referred to in subsection (2), and


       (b) the share certificates representing all of those shares, and, on delivery of that notice and those share certificates, the dissenting member is bound to sell those shares to the company and the company is bound to purchase them.


(4) A dissenting member who has complied with subsection (3), the company, or, if there has been an amalgamation, the amalgamated company, may apply to the court, and the court may


       (a) require the dissenting member to sell, and the company or the amalgamated company to purchase, the shares in respect of which the notice of dissent has been given,

       (b) set the price and terms of the purchase and sale, or order that the price and terms be established by arbitration, in either case having due regard for the rights of creditors,

       (c) join in the application any other dissenting member who has complied with subsection (3), and

       (d) make consequential orders and give directions it considers appropriate.

(5) The price that must be paid to a dissenting shareholder for the shares referred to in subsection (2) is their fair value as of the day before the date on which the resolution referred to in subsection (1) was passed, including any appreciation or depreciation in anticipation of the vote on the resolution, and every dissenting member who has complied with subsection (3) must be paid the same price.

(6) The amalgamation or winding up of the company, or any change in its capital, assets or liabilities resulting from the company acting on the authority of the resolution referred to in subsection (1), does not affect the right of the dissenting member and the company under this section or the price to be paid for the shares.


(7) Every dissenting member who has complied with subsection (3)

       (a) may not vote, or exercise or assert any rights of a member, in respect of the shares for which notice of dissent has been given, other than under this section,

       (b) may not withdraw the requirement to purchase the shares, unless the company consents, and


       (c) until the dissenting member is paid in full, may exercise and assert all the rights of a creditor of the company.


(8) If the court determines that a person is not a dissenting member, or is not otherwise entitled to the right provided by subsection (2), the court, without prejudice to any acts or proceedings that the company, its members, or any class of members may have taken during the intervening period, may make the order it considers appropriate to remove the limitations imposed on the person by subsection (7).


(9) The relief provided by this section is not available if, subsequent to giving notice of dissent, the dissenting member acts inconsistently with the dissent, but a request to withdraw the requirement to purchase the dissenting member's shares is not an act inconsistent with the dissent.


(10) A notice of dissent ceases to be effective if the dissenting member consents to or votes in favor of the resolution of the company to which the dissent relates, unless the consent or vote is given solely as a proxy holder for a person whose proxy required an affirmative vote.

                 Consolidated Financial Statements of



                 URBAN JUICE & SODA COMPANY LTD.



                 Years ended December 31, 1998 and 1997

                         URBAN JUICE & SODA COMPANY LTD.
                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE

REPORT OF INDEPENDENT ACCOUNTANTS........................................   F-2

CONSOLIDATED BALANCE SHEETS..............................................   F-3

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT........................   F-4

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION.................   F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................   F-6

SCHEDULE OF OFFICE AND ADMINISTRATION EXPENSES...........................  F-21

AUDITORS' REPORT

To the Directors
Urban Juice & Soda Company Ltd.


We have audited the consolidated balance sheets of Urban Juice & Soda Company Ltd. as at December 31, 1998 and 1997 and the consolidated statements of operations and deficit and changes in financial position for each of the years in the three year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997, and the results of its operations and the changes in its financial position for each of the years in the three year period ended December 31, 1998 in accordance with generally accepted accounting principles in Canada.

Significant measurement differences between Canadian and United States accounting principles as they affect these consolidated financial statements are explained and quantified in note 14.



/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada

February 12, 1999, except
as to note 2(a) which is as
of April 12, 1999

URBAN JUICE & SODA COMPANY LTD.
Consolidated Balance Sheets

December 31, 1998 and 1997

--------------------------------------------------------------------------------
                                                        1998            1997
--------------------------------------------------------------------------------
Assets

Current assets:
     Cash and term deposits                        $    336,983    $  1,666,086
     Accounts receivable (note 3)                     1,271,470         809,418
     Inventory (note 4)                                 823,514       1,090,699
     Prepaid expenses                                   334,350         110,927
--------------------------------------------------------------------------------
                                                      2,766,317       3,677,130

Capital assets (note 5)                                 834,975         667,764

Intangible assets (note 6)                              454,099         634,451
--------------------------------------------------------------------------------

                                                   $  4,055,391    $  4,979,345
--------------------------------------------------------------------------------

Liabilities and Shareholders' Equity

Current liabilities:
     Bank indebtedness (note 7)                    $    309,600    $       --
     Accounts payable and accrued liabilities         1,363,684       1,139,850
     Current portion of long-term debt (note 8)          23,645          65,091
--------------------------------------------------------------------------------
                                                      1,696,929       1,204,941

Long-term debt (note 8)                                  31,915            --

Shareholders' equity:
     Share capital (note 9)                          12,942,935      12,049,085
     Deficit                                        (10,616,388)     (8,274,681)
--------------------------------------------------------------------------------
                                                      2,326,547       3,774,404

Operations (note 2(a))
Commitments and contingencies (note 10)

--------------------------------------------------------------------------------

                                                   $  4,055,391    $  4,979,345
--------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

URBAN JUICE & SODA COMPANY LTD.
Consolidated Statements of Operations and Deficit

Years ended December 31, 1998, 1997 and 1996


---------------------------------------------------------------------------------------------
                                                      1998            1997            1996
---------------------------------------------------------------------------------------------
Sales                                            $  7,011,046    $  3,265,317    $  3,458,701
Cost of sales                                       5,123,016       2,689,897       3,006,924
---------------------------------------------------------------------------------------------
                                                    1,888,030         575,420         451,777

Expenses:
     Amortization                                     317,449         197,754         199,446
     Bad debts                                         83,566         463,471         139,301
     Consulting fees                                  167,664         166,426          72,006
     Filing fees and transfer agent                    23,925          16,340          25,957
     Office and administration (schedule)             609,341         794,204         485,068
     Professional fees                                178,945         148,008          53,869
     Promotion and selling                          2,221,537       2,111,116       1,307,676
     Wages                                            448,808         366,137         591,654
---------------------------------------------------------------------------------------------
                                                    4,051,235       4,263,456       2,874,977
---------------------------------------------------------------------------------------------

Loss from operations                               (2,163,205)     (3,688,036)     (2,423,200)

Other income (expense):
     Foreign exchange gain (loss)                     (72,224)          6,361            --
     Other interest expense                           (16,347)        (10,002)        (26,527)
     Interest income                                   27,725          57,146          29,055
     Write-down of inventory                             --          (353,797)           --
     Write-down of intangible assets                 (102,871)           --              --
     Miscellaneous income                               3,028           5,167           1,341
     Gain (loss) on disposal of capital assets        (17,813)         12,584          (6,921)
---------------------------------------------------------------------------------------------
                                                     (178,502)       (282,541)         (3,052)
---------------------------------------------------------------------------------------------

Loss for the year                                  (2,341,707)     (3,970,577)     (2,426,252)

Deficit, beginning of year                         (8,274,681)     (4,304,104)     (1,877,852)
---------------------------------------------------------------------------------------------

Deficit, end of year                             $(10,616,388)   $ (8,274,681)   $ (4,304,104)
---------------------------------------------------------------------------------------------


Loss per share (note 2(g))                       $      (0.17)   $      (0.33)   $      (0.28)
---------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

URBAN JUICE & SODA COMPANY LTD.
Consolidated Statements of Changes in Financial Position

Years ended December 31, 1998, 1997 and 1996

------------------------------------------------------------------------------------------------
                                                          1998           1997           1996
------------------------------------------------------------------------------------------------
Cash provided by (used in):

Operations:
     Loss for the year                                $(2,341,707)   $(3,970,577)   $(2,426,252)
     Items not involving cash:
         Amortization                                     317,449        197,754        199,446
         Loss (gain) on disposal of capital assets         17,813        (12,584)         6,921
         Write-down of inventory subject to
           legal claim                                       --          353,797           --
         Write-down of intangible assets                  102,871           --             --
     Changes in non-cash operating working capital:
         Accounts receivable                             (462,052)      (271,545)       (34,884)
         Inventory                                        267,185       (545,394)       289,730
         Prepaid expenses                                (223,423)       651,514       (713,649)
         Accounts payable and accrued liabilities         223,834        536,319       (192,528)
------------------------------------------------------------------------------------------------
                                                       (2,098,030)    (3,060,716)    (2,871,216)

Financing:
     Increase in long-term debt                            46,982           --             --
     Repayment of long-term debt                          (56,513)       (67,256)       (59,071)
     Convertible debenture                                   --             --         (248,302)
     Issuance of share capital, net                       893,850      3,754,339      5,402,476
------------------------------------------------------------------------------------------------
                                                          884,319      3,687,083      5,095,103

Investments:
     Proceeds on disposal of capital assets                11,200         18,084         52,062
     Purchase of capital assets                          (401,352)      (545,178)       (73,581)
     Purchase of intangible assets                        (34,840)      (280,691)      (351,144)
------------------------------------------------------------------------------------------------
                                                         (424,992)      (807,785)      (372,663)
------------------------------------------------------------------------------------------------

Increase (decrease) in cash (bank indebtedness)        (1,638,703)      (181,418)     1,851,224

Cash (bank indebtedness), beginning of year             1,666,086      1,847,504         (3,720)
------------------------------------------------------------------------------------------------

Cash, end of year                                     $    27,383    $ 1,666,086    $ 1,847,504
------------------------------------------------------------------------------------------------

Cash is defined as cash and term deposits less bank indebtedness.

See accompanying notes to consolidated financial statements.

URBAN JUICE & SODA COMPANY LTD.
Notes to Consolidated Financial Statements

Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

1.   NATURE OF OPERATIONS:

     The Company develops and distributes sodas and water which are bottled under contract by third parties.


2.   SIGNIFICANT ACCOUNTING POLICIES:

     (a) Operations:

         These consolidated financial statements have been prepared on a basis which assumes the realization of assets and settlement of liabilities in the normal course of business. During the years ended December 31, 1998, and 1997, the Company incurred losses of $2,341,707 and $3,970,577, respectively. The Company's ability to continue with its planned course of expansion and to recover its investment in capital and intangible assets is dependent upon raising additional financing and generating future profitable operations. Subsequent to year end, the Company entered into private placements to raise $2,000,000 in equity financing.

     (b) Basis of consolidation:

         The consolidated financial statements include the assets, liabilities, revenues and expenses of Urban Juice & Soda Company Ltd. (the parent) and its wholly-owned subsidiaries, Wazu Products Ltd., Zip City Distribution Co. (Vancouver) Ltd., Vancouver Island Beverage Company Ltd., and Urban Juice and Soda (USA) Inc. All material intercompany transactions and balances have been eliminated.

     (c) Inventory:

         Inventory has been valued at the lower of cost and net realizable value with cost being determined on a First In - First Out basis. Cost includes laid-down cost that is cost of material plus the cost of direct labour applied to the product and applicable overhead chargeable to production plus delivery and storage costs plus applicable overheads.

     (d) Capital assets:

         Capital assets are recorded at cost and are amortized on the declining balance basis over the estimated useful lives of the assets as follows:

                  Equipment                             20% to 50%
                  Automobile and computers                     30%
                  Leasehold improvements                       20%
                  Equipment under capital lease         lease term


URBAN JUICE & SODA COMPANY LTD.
Notes to Consolidated Financial Statements, page 2

Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (e) Intangible assets:

         (i) The Company follows the policy of capitalizing development costs, including artwork and design, marketing and production, and consulting and licencing relating to new projects. Deferred development costs are amortized on a straight-line basis over five years from the date of commercial production. When a project is abandoned, the related development costs are written off.

         (ii) Trademarks and patents are amortized over their estimated useful lives of five years.

     (f) Revenue recognition:

         Sales are recorded upon shipment of products, and represent amounts realized net of sales returns, discounts and allowances.

     (g) Loss per share:

         Basic loss per share is based upon the weighted average number of common shares outstanding of 14,037,202 (1997 - 11,868,160; 1996 -
         8,779,905). Fully diluted loss per share has not been presented as all outstanding options and warrants are anti-dilutive.

     (h) Foreign currency:

         The Company's foreign operations are considered to be integrated and accordingly the Company uses the temporal method of translation. Monetary items denominated in foreign currency are translated to Canadian dollars at exchange rates in effect at the balance sheet date and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Revenues and expenses are translated at rates in effect at the time of the transactions. Foreign exchange gains and losses are included in income.

     (i) Use of estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Items involving the significant use of management estimates include the carrying value of intangible assets, collectibility of accounts receivable, useful lives of capital assets, and valuation of inventory. Actual results could differ from those estimates.

URBAN JUICE & SODA COMPANY LTD.
Notes to Consolidated Financial Statements, page 3

Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

3.   ACCOUNTS RECEIVABLE:

-------------------------------------------------------------------------------
                                                          1998          1997
-------------------------------------------------------------------------------
     Trade                                            $ 1,543,110    $   986,832
     Other                                                 36,584        108,195
     Allowance for doubtful accounts                     (308,224)      (285,609)
--------------------------------------------------------------------------------

                                                      $ 1,271,470    $   809,418
--------------------------------------------------------------------------------


4.   INVENTORY:

--------------------------------------------------------------------------------
                                                          1998           1997
-------------------------------------------------------------------------------
     Finished goods                                   $   440,234    $   733,319
     Raw materials                                        383,280        357,380
--------------------------------------------------------------------------------

                                                      $   823,514    $ 1,090,699
--------------------------------------------------------------------------------


5.   CAPITAL ASSETS:

-----------------------------------------------------------------------------------
                                                          Accumulated      Net book
     1998                                      Cost      amortization        value
-----------------------------------------------------------------------------------
     Equipment                              $1,249,669     $  462,737     $  786,932
     Equipment under capital lease              49,455          7,418         42,037
     Automotive                                 40,408         35,343          5,065
     Leasehold improvements                      1,306            365            941
------------------------------------------------------------------------------------

                                            $1,340,838     $  505,863     $  834,975
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
                                                            Accumulated     Net book
     1997                                       Cost       amortization       value
------------------------------------------------------------------------------------
     Equipment                                $927,545       $267,227       $660,318
     Automotive                                 40,048         33,328          6,720
     Leasehold improvements                        906            180            726
------------------------------------------------------------------------------------

                                              $968,499       $300,735       $667,764
------------------------------------------------------------------------------------

URBAN JUICE & SODA COMPANY LTD.
Notes to Consolidated Financial Statements, page 4

Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

6.   INTANGIBLE ASSETS:

----------------------------------------------------------------------------------------
                                                                   1998          1997
----------------------------------------------------------------------------------------
     Artwork and design                                         $ 164,867      $ 164,867
     Marketing and production, consulting and licensing           418,318        521,189
     Trademarks and patents                                       176,314        141,474
----------------------------------------------------------------------------------------
                                                                  759,499        827,530
     Less amortization                                           (305,400)      (193,079)
----------------------------------------------------------------------------------------

                                                                $ 454,099      $ 634,451
----------------------------------------------------------------------------------------


7.   BANK INDEBTEDNESS:

     Operating line of credit up to an amount of U.S. $1,000,000 bearing interest at prime plus 1.5% (9.25%), secured by assignment of all assets.


8.   LONG-TERM DEBT:

---------------------------------------------------------------------------------------------------------
                                                                                    1998           1997
---------------------------------------------------------------------------------------------------------
Bank term loans, repayable in various monthly instalments with interest at prime plus 1.75% (8.5%), secured by chattel mortgages over equipment of
  the Company                                                                        $ 8,578    $ 65,091

Capital lease obligations payable in monthly instalments of $1,605
  including principal and interest at 10.4%, maturing October 2001                    46,982        --
---------------------------------------------------------------------------------------------------------
                                                                                      55,560      65,091
Less current portion                                                                 (23,645)    (65,091)
---------------------------------------------------------------------------------------------------------

                                                                                    $ 31,915     $  --
---------------------------------------------------------------------------------------------------------


     Principal portion of long-term debt due within each of the next three years are as follows:

            1999                                        $23,645
            2000                                         16,712
            2001                                         15,203
            ---------------------------------------------------

                                                        $55,560
            ---------------------------------------------------

URBAN JUICE & SODA COMPANY LTD.
Notes to Consolidated Financial Statements, page 5

Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

9.   SHARE CAPITAL:

     (a) Authorized:

              100,000,000 common shares without par value.

     (b) Issued:

--------------------------------------------------------------------------------------------
                                                                   Number
                                                                  of shares         Amount
--------------------------------------------------------------------------------------------
         Balance, December 31, 1995                                7,354,701    $  2,892,270

         Issued for cash:
              Exercise of share purchase options                     429,872         547,252
              Exercise of share purchase warrants                    300,000         303,000
              Private placement                                      186,000         427,320
              Conversion of debentures                               160,191         248,296
              Public offering (net of issue costs of $1,324,014)   2,281,700       3,793,647
         Issued for debt                                              30,148          82,825
         Underwriters' unit warrants                                    --               136
--------------------------------------------------------------------------------------------
                                                                   3,387,911       5,402,476
--------------------------------------------------------------------------------------------

         Balance, December 31, 1996                               10,742,612       8,294,746

         Issued for cash:
              Exercise of share purchase options                     214,974         271,637
              Exercise of share purchase warrants                    400,000         368,000
              Private placement (net of issue costs of $271,505)   2,293,578       3,168,862
              Share issue costs                                         --           (54,160)
--------------------------------------------------------------------------------------------
                                                                   2,908,552       3,754,339
--------------------------------------------------------------------------------------------

         Balance, December 31, 1997                               13,651,164      12,049,085

         Return of shares to treasury                                (20,000)        (21,400)

         Issued for cash:
              Exercise of share purchase options                     605,000         490,250
              Private placement (net of issue costs of $32,000)      914,000         425,000
--------------------------------------------------------------------------------------------
                                                                   1,519,000         915,250
--------------------------------------------------------------------------------------------

         Balance, December 31, 1998                               15,150,164    $ 12,942,935
--------------------------------------------------------------------------------------------

URBAN JUICE & SODA COMPANY LTD.
Notes to Consolidated Financial Statements, page 6

Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

9.   SHARE CAPITAL (CONTINUED):

     (c) Share purchase options:

------------------------------------------------------------------------------------------------------------------
                                                 Outstanding                                           Outstanding
                                                December 31,                                          December 31,
         Expiry dates                   Price           1995        Issued     Exercised     Expired          1996
------------------------------------------------------------------------------------------------------------------
         May 1, 1997                   $0.95          37,500          --          22,500        --          15,000
         July 21, 1997                  0.84          15,000          --          10,000        --           5,000
         August 14, 1997                0.86         249,568          --         237,068        --          12,500
         August 26, 1997                1.07         125,000          --           5,000        --         100,000
         August 29, 1997                1.13          25,000          --          25,000        --            --
         October 3, 1997                1.64          10,000          --             304        --           9,696
         November 29, 1997              2.15         200,000          --         130,000        --          70,000
         February 14, 1998              2.50            --          90,000          --          --          90,000
         February 22, 1998              3.05            --          60,000          --          --          60,000
         April 22, 1998                 3.25            --          41,500          --          --          41,500
         November 5, 1998               2.00            --         165,000          --          --         165,000
         December 13, 1998              1.50            --         210,000          --          --         210,000
         December 13, 1999              1.50            --          25,000          --          --          25,000
         December 19, 1998              1.60            --         320,000          --          --         320,000
------------------------------------------------------------------------------------------------------------------

                                                     662,068       911,500       429,872                 1,123,696
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                 Outstanding                                           Outstanding
                                                December 31,                                          December 31,
         Expiry dates                   Price           1996        Issued     Exercised     Expired          1997
------------------------------------------------------------------------------------------------------------------

         May 1, 1997                   $0.95          15,000          --           4,000      11,000          --
         July 21, 1997                  0.84           5,000          --           5,000        --            --
         August 14, 1997                0.86          12,500          --          12,500        --            --
         August 26, 1997                1.07         100,000          --          86,800      13,200          --
         August 29, 1997                1.64           9,696          --            --         9,696          --
         October 3, 1997                2.15          70,000          --            --        70,000          --
         November 29, 1997              2.50          90,000          --            --        90,000          --
         February 14, 1998              3.05          60,000          --            --        55,000         5,000
         February 22, 1998              3.25          41,500          --            --        11,500        30,000
         April 22, 1998                 3.25            --           6,500          --          --           6,500
         November 5, 1998               2.00         165,000        30,000          --          --         195,000
         December 13, 1998              1.50         210,000          --         106,674     103,326          --
         December 13, 1999              1.50          25,000          --            --          --          25,000
         December 19, 1998              1.60         320,000          --            --        26,174       293,826
         February 7, 1999               1.50            --         122,000          --        56,750        65,250
         November 10, 1999              1.60            --          87,500          --          --          87,500
         April 29, 1999                 1.75            --         191,000          --          --         191,000
         September 17, 1999             1.50            --         155,000          --          --         155,000
------------------------------------------------------------------------------------------------------------------

                                                   1,123,696       592,000       214,974     446,646     1,054,076
------------------------------------------------------------------------------------------------------------------


URBAN JUICE & SODA COMPANY LTD.
Notes to Consolidated Financial Statements, page 7

Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

9.   SHARE CAPITAL (CONTINUED):

     (c) Share purchase options (continued):

------------------------------------------------------------------------------------------------------------------
                                                 Outstanding                                           Outstanding
                                                December 31,                                          December 31,
         Expiry dates                   Price           1997        Issued     Exercised     Expired          1998
------------------------------------------------------------------------------------------------------------------
         February 14, 1998              $2.00          5,000           --            --        5,000           --
         February 22, 1998               3.05         30,000           --            --       30,000           --
         April 22, 1998                  3.25          6,500           --            --        6,500           --
         November 5, 1998                2.00        195,000           --            --      195,000           --
         December 13, 1999               1.50         25,000           --            --          --         25,000
         February 7, 1999                1.50         65,250           --            --          --         65,250
         December 19, 1998               1.60        293,826           --            --      293,826           --
         March 10, 2002                  1.60         87,500           --            --          --         87,500
         April 29, 1999                  1.75        191,000           --            --       99,000        92,000
         September 17, 1999              1.50        155,000           --            --       75,000        80,000
         January 19, 2003                0.85            --        350,000       285,000       6,000        59,000
         February 13, 2003               1.00            --        350,000       320,000         --         30,000
         February 23, 2003               1.00            --        295,000           --          --        295,000
         March 24, 2003                  1.00            --        100,000           --          --        100,000
         May 22, 2003                    1.15            --        125,000           --          --        125,000
         September 17, 1999              1.15            --          5,000           --          --          5,000
         May 22, 2000                    1.15            --         11,000           --          --         11,000
         June 1, 2003                    1.15            --        232,000           --          --        232,000
         July 24, 2003                   1.00            --        270,000           --          --        270,000
         October 9, 2003                 1.00            --         10,000           --          --         10,000
         June 1, 2000                    1.15            --          8,000           --          --          8,000
------------------------------------------------------------------------------------------------------------------

                                                   1,054,076     1,756,000       605,000     710,326     1,494,750
-------------------------------------------------------------------------------------------------------------------


     (d) Share purchase warrants:

-------------------------------------------------------------------------------------------------------------------
                                                               Outstanding                             Outstanding
                                                              December 31,                            December 31,
         Expiry dates                                  Price          1995        Issued   Exercised          1996
-------------------------------------------------------------------------------------------------------------------
         On or before June 9, 1996                    $ 1.01       300,000          --       300,000          --
         On or before August 14, 1997                   0.92       400,000          --          --         400,000
         On or before November 14, 1997                 1.96       300,000          --          --         300,000
         On or before February 26, 1997/98         2.50/2.88            --       350,000        --         350,000
         On or before January 17, 1997/98          1.52/1.75            --        66,000        --          66,000
         On or before September 17, 1997/98       2.70/3.375            --     2,281,700        --       2,281,700
-------------------------------------------------------------------------------------------------------------------

                                                                 1,000,000     2,697,700     300,000     3,397,700
-------------------------------------------------------------------------------------------------------------------

URBAN JUICE & SODA COMPANY LTD.
Notes to Consolidated Financial Statements, page 8

Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

9.   SHARE CAPITAL (CONTINUED):

     (d) Share purchase warrants (continued):

-------------------------------------------------------------------------------------------------------------------
                                                               Outstanding                             Outstanding
                                                              December 31,                            December 31,
         Expiry dates                                  Price          1996     Exercised     Expired          1997
-------------------------------------------------------------------------------------------------------------------
         August 14, 1997                               $0.92       400,000       400,000       --             --
         November 14, 1997                             $1.96       300,000         --        300,000          --
         February 26, 1997/98                     $2.50/2.88       350,000         --          --          350,000
         January 17, 1997/98                     $1.52/$1.75        66,000         --         66,000          --
         September 17, 1997/98                   $2.70/$3.75     2,281,700         --          --        2,281,700
-------------------------------------------------------------------------------------------------------------------

                                                                 3,397,700       400,000     366,000     2,631,700
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
                                                               Outstanding                             Outstanding
                                                              December 31,                            December 31,
         Expiry dates                                  Price          1997        Issued     Expired          1998
-------------------------------------------------------------------------------------------------------------------
         February 26, 1997/98                    $2.50/$2.88       350,000         --        350,000          --
         September 17, 1997/98                   $2.57/$3.75     2,281,700         --      2,281,700          --
         December 9, 2000/2001                         $0.60        --           850,000       --          850,000
-------------------------------------------------------------------------------------------------------------------

                                                                 2,631,700       850,000   2,631,700       850,000
-------------------------------------------------------------------------------------------------------------------


     (e) Brokers' unit warrants:

-------------------------------------------------------------------------------------------------------------------
                                                 Outstanding                                           Outstanding
                                                December 31,                                          December 31,
         Expiry dates                   Price           1997        Issued     Exercised     Expired          1998
-------------------------------------------------------------------------------------------------------------------
         December 9, 2000/2001         $ 0.60         --            64,000         --         --            64,000
-------------------------------------------------------------------------------------------------------------------

URBAN JUICE & SODA COMPANY LTD.
Notes to Consolidated Financial Statements, page 9

Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

10.  COMMITMENTS AND CONTINGENCIES:

     (a) Lease commitments:

         The Company has lease commitments for office and warehouse premises expiring at various dates. The agreements require base rental payments over the next five years as follows:

         1999                                    $ 52,534
         2000                                      52,744
         2001                                      53,623
         2002                                      55,380
         2003                                      55,380
         ------------------------------------------------

                                                 $269,661
         ------------------------------------------------

     (b) Uncertainty due to the Year 2000 Issue:

         The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.


11.  INCOME TAXES:

     The Company, through its subsidiaries, has tax losses carried forward of approximately $10,000,000 which may be applied against future earnings. These losses expire between 1999 and 2005. The future income tax benefits which may result from these losses have not been recognized in the financial statements.


12. SEGMENTED INFORMATION AND EXPORT SALES:

     The Company operates in one industry segment and substantially all of its operations are based in Canada. During the year ended December 31, 1998, export sales to the United States were approximately $5,460,000 (1997 - $2,143,000).

URBAN JUICE & SODA COMPANY LTD.
Notes to Consolidated Financial Statements, page 10

Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

13.  FINANCIAL INSTRUMENTS:

     (a) Fair values:

         As at December 31, 1998, the carrying amounts reported in the balance sheets for cash and term deposits, accounts receivable, accounts payable and accrued liabilities and long-term debt approximate fair values, due to short term to maturity of these instruments.

     (b) Concentration of credit risk:

         The Company mainly sells its products to customers in the United States and Canada. Customers in the United States represent 78% (1997 - 76%), while customers in Canada represent 22% (1997 - 24%) of year end accounts receivable balances.


14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP):

     (a) The following table sets forth a reconciliation of loss determined under Canadian GAAP with that determined under United States GAAP adjusted to expense product development costs as period costs:


         ------------------------------------------------------------------------------------------
                                                              1998            1997           1996
         ------------------------------------------------------------------------------------------
         Loss determined under Canadian GAAP          $(2,341,707)    $(3,970,577)    $(2,426,252)
         Income (expense) relating to product
            development costs                              84,000         (39,911)       (273,479)
         ------------------------------------------------------------------------------------------

         Loss determined under United
            States GAAP                               $(2,257,707)    $(4,010,488)    $(2,699,731)
         ------------------------------------------------------------------------------------------


URBAN JUICE & SODA COMPANY LTD.
Notes to Consolidated Financial Statements, page 11

Years ended December 31, 1998, 1997 and 1996


-------------------------------------------------------------------------------

14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED):

     (b) Loss per share:

         The Company has adopted Statement of Financial Accounting Standard No. 128 ("SFAS 128") "Loss Per Share".

         The loss per share computed in accordance with Canadian GAAP includes 1,500,000 common shares held in escrow. Under U.S. GAAP, such common shares would not be included in loss per share calculations and, upon eligibility for release from escrow, the fair value of these shares would be charged against income as compensation expense. Loss per share calculated in accordance with U.S. GAAP would be as follows:


-----------------------------------------------------------------------------------------------
                                                             1998           1997           1996
-----------------------------------------------------------------------------------------------
         Weighted average number of
            common shares                              14,037,202     11,868,160      8,779,905
         Less common shares held in escrow              1,500,000      1,500,000      1,500,000
-----------------------------------------------------------------------------------------------

         Weighted average number of shares
            for purposes of loss per share
            calculation                                12,537,202     10,368,160      7,279,905
-----------------------------------------------------------------------------------------------

         Loss per share                                 $   (0.18)    $    (0.39)    $    (0.37)
-----------------------------------------------------------------------------------------------

     (c) The following sets forth the effect of adjusting for expenditures relating to product development costs, which are expensed as period costs under U.S. GAAP, on the assets and shareholders' equity of the
         Company:


-----------------------------------------------------------------------------------------------
                                                                            1998           1997
-----------------------------------------------------------------------------------------------
         Artwork and design expenditure                                $ 164,867      $ 164,867
         Marketing, production consulting and licensing expenditures     418,318        418,318
         Amortization                                                   (259,191)      (175,191)
-----------------------------------------------------------------------------------------------

         Decrease in intangible asset                                    323,994        407,994
         Increase in deficit                                             323,994        407,994
-----------------------------------------------------------------------------------------------

URBAN JUICE & SODA COMPANY LTD.
Notes to Consolidated Financial Statements, page 12

Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED):

     (d) Statements of cash flows:

         Cash flows from operating, financing and investing activities would be presented as follows under United States accounting principles:

-----------------------------------------------------------------------------------------------
                                                             1998           1997           1996
-----------------------------------------------------------------------------------------------
         Cash flows from operating activities:
              Cash received from customers             $6,552,022     $3,210,648     $2,710,460
              Cash paid to suppliers and employees     (8,567,763)    (6,340,832)    (5,506,717)
              Interest received                            27,725         57,146          --
              Interest paid                               (16,347)        (9,479)       (61,611)
-----------------------------------------------------------------------------------------------

         Net cash used in operating activities         (2,004,363)    (3,082,517)    (2,857,868)
-----------------------------------------------------------------------------------------------

         Cash flows from financing activities:
              Increase in bank indebtedness               309,600          --            --
              Proceeds on issuance of share capital       893,850      3,754,339      4,867,347
              Payments of bank loan                       (56,513)       (67,256)       (33,784)
-----------------------------------------------------------------------------------------------

         Net cash provided by financing activities      1,146,937      3,687,083      4,833,563
-----------------------------------------------------------------------------------------------

         Cash flows from investing activities:
              Purchase of capital assets                 (354,370)      (545,178)        (98,868)
              Purchase of intangibles                     (56,283)      (265,251)        (77,665)
              Proceeds from capital assets                 11,200         18,084          52,062
------------------------------------------------------------------------------------------------

         Net cash provided by investing activities       (399,453)      (792,345)       (124,471)
------------------------------------------------------------------------------------------------

         Foreign exchange loss on cash held in
           foreign currency                               (72,224)         6,361           --
------------------------------------------------------------------------------------------------

         Increase (decrease) in cash                   (1,329,103)      (181,418)      1,851,224

         Cash (bank indebtedness),
           beginning of year                            1,666,086      1,847,504          (3,720)
------------------------------------------------------------------------------------------------

         Cash, end of year                             $  336,983     $1,666,086      $1,847,504
------------------------------------------------------------------------------------------------


URBAN JUICE & SODA COMPANY LTD.
Notes to Consolidated Financial Statements, page 13

Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED):

     (d) Statements of cash flows (continued):

         The following non-cash transactions have not been reflected in the above statement:

------------------------------------------------------------------------------------------------------
                                                            1998                 1997             1996
------------------------------------------------------------------------------------------------------
         Conversion of debt to shares                    $   --              $     --       $ (82,825)
         Conversion of debentures                            --                    --        (286,825)
         Capital lease obligations                         46,982                  --            --
------------------------------------------------------------------------------------------------------



     (e) Accounting for income taxes:

         Under the asset and liability method of Statement of Financial Accounting Standard No. 109 ("FAS 109"), deferred income tax assets and liabilities are measured using enacted tax rates to reflect the future income tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax losses. There is no effect of adopting the provisions of FAS 109 on the Company's financial statements, since the Company's deferred tax assets under U.S. GAAP as at December 31, 1998 and 1997 were offset by a valuation allowance.

         The Company's deferred tax asset consists of the following:

-------------------------------------------------------------------------
                                                   1998            1997
-------------------------------------------------------------------------
Net operating loss carry forwards           $ 4,500,616     $ 2,856,051

Capital assets                                  234,869         112,965
Intangible assets                              (204,345)       (285,503)
-------------------------------------------------------------------------

Total gross deferred tax assets               4,531,140       2,683,513

Less valuation allowance                     (4,531,140)     (2,683,513)
-------------------------------------------------------------------------

Net deferred tax assets                     $      --       $      --
-------------------------------------------------------------------------


     (f) Comprehensive income:

         Net income for the Company is the same as comprehensive income.

URBAN JUICE & SODA COMPANY LTD.
Notes to Consolidated Financial Statements, page 14

Years ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED):

     (g) Stock based compensation:

         For United States GAAP purposes the Company has adopted the disclosure provisions of Statement of Financial Accounting Standard No. 123 ("FAS 123"), Accounting for Stock-Based Compensation. The Company continues to record compensation expense following the intrinsic value principles of APB 25 for Accounting Stock Issued to Employees, under which no compensation expense has been recognized in 1998.

         Had compensation cost been determined based on fair value at grant dates for awards under those plans consistent with the measurement provisions of FAS 123 net loss under United States GAAP would have been $3,042,018 for the year ended December 31, 1998 (1997 - $4,285,876;
         1996 - $3,197,908) and basic loss per share would have been $0.24 (1997
         - $0.32; 1996 - $0.44). For these purposes, the fair value of each option is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions; dividend yield 0% (1997 - 0%; 1996 - 0%), Canadian risk-free interest rates 4.84% (1997 - 5.22%; 1996 4.24%) and expected option term of between one to five years. The weighted average fair value of the options granted was $0.45 (1997 - $0.51; 1996 - $0.55) per option.


15.  COMPARATIVE FIGURES:

     Certain of the 1996 and 1997 comparative figures have been reclassified to conform with the financial presentation adopted in 1998.

                         URBAN JUICE & SODA COMPANY LTD.

                 SCHEDULE OF OFFICE AND ADMINISTRATION EXPENSES

                  Years ended December 31, 1998, 1997 and 1996

-------------------------------------------------------------------------------------------------------------------
                                                                 1998                1997                 1996
-------------------------------------------------------------------------------------------------------------------
Automobile                                              $      62,326        $     54,955         $     16,072

Bank charges                                                   18,532              12,054               26,502

Insurance, taxes and licences                                  96,144             176,100               52,646

Office supplies, printing and postage                         201,190             225,599              125,367

Public company expense                                         19,656             101,025               26,013

Rent                                                           91,869             105,816              114,358

Repairs and maintenance                                         5,842              10,513               18,428

Telephone                                                     113,782             108,142              105,682
-------------------------------------------------------------------------------------------------------------------

                                                        $     609,341        $    794,204         $    485,068
-------------------------------------------------------------------------------------------------------------------

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Subject to the provisions of the WBCA the directors shall cause Urban Wyoming to indemnify a director or former director of Urban Wyoming and the directors may cause Urban Wyoming to indemnify a director or former director of a corporation of which Urban Wyoming is or was a shareholder and the heirs and personal representatives of any former director against all costs, charges and expenses, including an amount to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director including any action brought by Urban Wyoming. Each director of Urban Wyoming on being elected or appointed shall be deemed to have contracted with Urban Wyoming on the terms of this indemnity.

       Subject to the provisions of the WBCA, the directors may cause Urban Wyoming to indemnify any officer, employee or agent of Urban Wyoming or of a corporation of which Urban Wyoming is or was a shareholder (notwithstanding that he is also a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as an officer, employee or agent of Urban Wyoming or the corporation.

       The failure of a director or officer of Urban Wyoming to comply with the provisions of the WBCA or of the Articles of Continuance shall invalidate any indemnity to which he is entitled under this Part.

       The directors may cause Urban Wyoming to purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of Urban Wyoming or as a director, officer, employee or agent of any corporation of which Urban Wyoming is or was a shareholder and his heirs or personal representatives against any liability incurred by him as a director, officer, employee or agent.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits

      3.1*      Articles of Continuance of Urban Juice & Soda Company Ltd.

      3.2**     Memorandum of Urban Juice & Soda Company Ltd.

      3.3**     Articles of Urban Juice & Soda Company Ltd.

      4.1***    Form of Common Share Purchase Warrant

      5.1***    Form of Opinion of Bagley Law Office


     10.1**** Bottling Agreement between Urban Juice & Soda and World Choice Bottling Corp.


     10.2**** Bottle Supply Agreement between Urban Juice & Soda and Zuckerman-Honickman, Inc.


     23.1***    Consent of Bagley Law Office (included in Exhibit 5.1)


     23.2       Consent of KPMG

     24.1 Power of Attorney (included in the Signature Page to this Registration Statement)

     99.1       Letter to Shareholders

     99.2       Notice of Extraordinary General Meeting of Shareholders

-------------------

    (*)  Included as Appendix A to the information circular/prospectus.

   (**)  Filed as an exhibit to the SB-2 Registration Statement
         (No. 333-5156-LA), as amended through the date hereof and incorporated herein by reference.

  (***)  To be filed by amendment.

 (****)  Confidential treatment requested.

ITEM 22.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3)of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (5) That every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) To respond to requests for information that is incorporated by reference into the information circular/prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (7) To supply by means of a post-effective amendment all information concerning a transaction, and Urban Canada being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

       Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Vancouver, British Columbia, on June ___, 1999.

                                        URBAN JUICE & SODA CO.

                                        By /s/ Peter van Stolk
                                        --------------------------------------
                                        Peter van Stolk
                                        President and Chief Executive Officer

                             POWER OF ATTORNEY

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                   TITLE                               DATE
/s/ Peter M. van Stolk                      President, Chief                    June ___, 1999
------------------------------------        Executive Officer and
         Peter M. van Stolk                 Director (Principal
                                               Executive Officer)

/s/ Jennifer L. Cue                         Chief Financial                     June ___, 1999
------------------------------------        Officer, Secretary and
         Jennifer L. Cue                    Director (Principal Financial
                                             and Accounting Officer)

                  *                         Director                            June ___, 1999
------------------------------------
         Ron B. Anderson

                  *                         Director                            June ___, 1999
------------------------------------
         Michael M. Fleming

                  *                         Director                            June ___, 1999
------------------------------------
         Roly Morris

*/s/ Jennifer Cue                           Attorney-in-Fact                    June ___, 1999
------------------------------------
         Jennifer Cue

                             POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Peter M. van Stolk and Jennifer L. Cue, or either of them, such person's true and lawful attorneys-in-fact and agents, such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratify and confirming all that said attorneys-in-fact and agents, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Matthew Kellogg                   Director                 June ___, 1999
-------------------------------
         Matthew Kellogg

/s/ Peter Cooper                      Director                 June ___, 1999
-------------------------------
         Peter Cooper

                               EXHIBIT INDEX

     3.1*     Articles of Continuance of Urban Juice & Soda Company Ltd.

     3.2**    Memorandum of Urban Juice & Soda Company Ltd.

     3.3**    Articles of Urban Juice & Soda Company Ltd.

     4.1***   Form of Common Share Purchase Warrant

     5.1      Form of Opinion of Bagley Law Office.


    10.1****  Bottling Agreement between Urban Juice & Soda and World Choice
              Bottling Corp.


    10.2****  Bottle Supply Agreement between Urban Juice & Soda and Zuckerman-
              Honickman, Inc.


    23.1***   Consent of Bagley Law Office.
              (included in Exhibit 5.1)

    24.1      Power of Attorney (included in the Signature Page to this
              Registration Statement)

    99.1      Letter to Shareholders

    99.2      Notice of Extraordinary General Meeting of Shareholders

-------------------

    (*)  Included as Appendix A to information circular/prospectus.

   (**)  Filed as an exhibit to the SB-2 Registration Statement
         (No. 333-5156-LA), as amended through the date hereof and incorporated herein by reference.

  (***)  To be filed by amendment.

 (****)  Confidential treatment requested.